Exhibit 2.1

COMBINATION AGREEMENT

between

COVALENT GROUP, INC.

(“Covalent”)

and

Kai Lindevall

Jan Lilja

Sven-Erik Nilsson

Vesa Manninen

Seppo Oksanen

Heikki Vapaatalo

Riitta Korpela

Agneta Lindevall

NTGLT Pharma BVBA

(the “Stockholders”)

dated

March 2, 2006

COMBINATION AGREEMENT

THIS COMBINATION AGREEMENT (the “Agreement”), made this 2nd day of March, 2006 (the “Execution Date”), by and between Covalent Group, Inc., a Delaware corporation (“Covalent”) and Kai Lindevall, Jan Lilja, Sven-Erik Nilsson, Vesa Manninen, Seppo Oksanen, Heikki Vapaatalo, Riitta Korpela, NTGLT Pharma BVBA and Agneta Lindevall (each individually, a “Stockholder” and together, the “Stockholders”).

BACKGROUND

WHEREAS, the Board of Directors of Covalent and the Stockholders of Remedium Oy, a corporation organized under the laws of Finland (“Remedium”) desire to combine the businesses of Covalent and Remedium in order to more effectively serve their customers and expand the geographic scope of their respective businesses; and

WHEREAS, the Stockholders own all of the issued and outstanding shares of capital stock of Remedium (the “Shares”), the number of shares owned by each Stockholder being set forth opposite such Stockholder’s name on Schedule 4(a); and

WHEREAS, the parties have agreed the most efficient manner of combining their businesses is for Covalent to exchange the consideration described in Section 2 below for all the Shares in accordance with all the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Exchange of Stock. At the Closing (as hereinafter defined), the Stockholders shall contribute, convey, transfer and assign to Covalent the Shares, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description.

2. Exchange Price; Adjustment.

(a) In consideration of the contribution, conveyance, transfer and assignment of the Shares to Covalent, Covalent shall pay Stockholders the following consideration for the Shares (collectively, the “Exchange Price”):

(i) at the Closing, the sum of $4,000,000, payable by wire transfer to the Representative (hereinafter defined) of immediately available funds (the “Cash Consideration”), to be allocated among the Stockholders in accordance with Schedule 4(a).

(ii) at the Closing, Covalent shall issue to Stockholders (to be allocated among the Stockholders in accordance with Schedule 4(a)) the number of shares of common stock of Covalent, $.001 par value, equal to the quotient obtained by dividing (w) $13,000,000 by (x) $2.32 per share; provided, however that

(A) if the equity weighted average price per share of common stock of Covalent on the Nasdaq Small Cap Market during the period commencing with the Execution Date and ending with the third trading day prior to Closing Date (the “Execution Stock Price”) is greater than one hundred and twenty-two per cent (122%) times $2.32 (the “Upper Collar Range”), or $2.83 per share, the number of shares of common stock of Covalent shall be equal to the quotient obtained by dividing (w) ($13,000,000 by (x) the Upper Collar Range, and

(B) if the Execution Stock Price is less than seventy eight per cent (78%) times USD $2.32 (the “Lower Collar Range”), or $1.81 per share, the number shares of common stock of Covalent shall be equal to the quotient obtained by dividing (w) $13,000,000 by (x) the Lower Collar Range. The shares of Common Stock of Covalent issued pursuant to the Section 2(a)(ii) are referred to herein as the “Consideration Shares”.

The price per share of a Consideration Share calculated pursuant to this Section 2(a)(ii) is referred to herein as the “Combination Price”. No fractional shares of Covalent common stock shall be issued, and any Stockholder that would otherwise be entitled to receive a fractional share of Covalent common stock shall receive an aggregate number of shares of Covalent common stock rounded to the nearest whole number.

(iii) Subject to any amounts due Covalent from the Stockholders under Section 2(b)(ii) hereunder, and promptly after determination of such amounts due Covalent, Covalent shall issue to Stockholders (to be allocated among the Stockholders in accordance with the percentages set forth opposite each Stockholder’s name on Schedule 4(a)) the number of shares of common stock of Covalent (the “Debt Holdback Shares”) equal to the quotient obtained by dividing (w) $1,000,000 by (y) the Combination Price.

(iv) Subject to any amounts due Covalent from the Stockholders hereunder, on the first anniversary of the Closing, Covalent shall issue to Stockholders (to be allocated among the Stockholders in accordance with the percentages set forth opposite each Stockholder’s name on Schedule 4(a)) the number of shares of common stock of Covalent, (the “Adjustment Holdback Shares” and together with the Debt Holdback Shares, the “Holdback Shares”) equal to the quotient obtained by dividing (w) $2,000,000 by (x) the Combination Price.

(b) (i) It is the intention of the parties that Remedium’s Net Worth (as hereinafter defined) at the Closing (the “Closing Net Worth”) be equal to or greater than $1,527,958 constituting Remedium’s Net Worth at September 30, 2005, based on its financial statements, as reconciled to U.S. GAAP. Solely for purposes of illustration and clarity, calculation of Remedium’s Net Worth as of September 30, 2005 is set forth in Exhibit N to this Agreement If the Closing Net Worth is determined to be less than 1,527,958, any such deficiency shall be paid by Stockholders to Covalent, at each Stockholder’s option, either (A) by wire transfer of immediately available funds to the bank and account designated by Covalent in writing to Representative (as defined herein) or (B) by transfer to Covalent of such number of shares of Covalent common stock equal to the quotient obtained by dividing (x) the amount of such deficiency by (y) the Combination Price. Such payment or transfer of stock shall be as follows: (A) if no amounts or items shown on the Net Worth Statement (as hereinafter defined)

have been disputed as provided herein, within five business days after the expiration of the 60 day review and audit period set forth in subparagraph 2(b)(iii), and (B) if any amounts or items shown on the Net Worth Statement have been disputed, within five business days following the resolution of all such disputed amounts or items as provided herein, provided, however, that a Stockholder may opt by written notice to Covalent to pay such deficiency with Holdback Shares, in which event that portion of such deficiency paid with Adjustment Holdback Shares shall not be due until the Adjustment Holdback Shares are issued to the Stockholder under Section 2(a)(iv). As used in this Agreement, the term “Net Worth” means the amount by which the sum of the book value of the assets of Remedium and the Remedium Subsidiaries (as hereinafter defined) on a consolidated basis exceeds the sum of the book value of the liabilities of Remedium and the Remedium Subsidiaries on a consolidated basis, all as recognized, calculated and determined in accordance with Finnish GAAP consistently applied with prior periods and reconciled to US GAAP. For purposes of determining “Net Worth”, up to $300,000 in fees and expenses incurred by Remedium for legal, accounting and investment banking services directly related to the consummation of the transactions contemplated hereby (“Transaction Expenses”), shall be disregarded, and all Taxes (as hereinafter defined) of Remedium attributable to the period ending on or prior to the Closing Date shall be accrued in full.

(ii) It is the intention of the parties that, at the Closing Date, neither Remedium nor any of the Remedium Subsidiaries shall have any liabilities for borrowed money (“Debt”). In the event there shall be any Debt outstanding at the Closing Date, the amount of such Debt, less up to $150,000 in Transaction Expenses, shall be reduced from the Exchange Price, at the option of each Stockholder, either from (A) the Cash Consideration or (B) by reducing the Debt Holdback Shares by such number of shares of Covalent common stock equal to the quotient obtained by dividing (x) the amount of such Debt by (y) the Combination Price.

(iii) Within 60 days following the Closing Date (as hereinafter defined), Covalent shall prepare and deliver to Representative a balance sheet setting forth the Closing Net Worth (the “Net Worth Statement”), which Net Worth Statement shall set forth in reasonable detail the determination and calculation of the Closing Net Worth. If and to the extent not within the control of Covalent, then for purposes of preparing the Net Worth Statement, Representative shall make reasonably available to Covalent (and Covalent’s accountants, attorneys, agents, and representatives) during normal business hours, the books and records (including any accountants’ work papers) of Remedium and the Remedium Subsidiaries, upon reasonable advance notice to Representative, and shall otherwise cooperate in good faith with Covalent with respect to the preparation of said Net Worth Statement. For a period of 30 days after receipt by Representative of the Net Worth Statement, Stockholders shall have the right to review such Net Worth Statement and, in connection therewith, shall have access during normal business hours, to the books and records (including any accountants work papers) of Remedium and the Remedium Subsidiaries. Unless Covalent shall receive notice from Representative within such 30 day period to the effect that the Stockholders dispute one or more amounts or items shown on the Net Worth Statement, the Net Worth Statement (including the determination and calculation of the Closing Net Worth set forth in the Net Worth Statement) shall be final, conclusive and binding on the parties hereto. Any such notice from Representative to Covalent disputing one or more amounts or items on the Net Worth Statement as aforesaid shall specify in reasonable detail the nature and amount of said dispute or disputes.

(iv) If Covalent receives notice from Representative within the aforementioned 30 day period that Stockholders dispute one or more amounts or items shown on the Net Worth Statement, then Covalent and Stockholders (with the Representative acting as their representative) shall promptly thereafter meet in good faith to attempt to resolve any and all such disputed amounts or items. If and to the extent Covalent and Stockholders resolve any such disputed amount or item, then (x) such resolution shall be set forth in a writing signed by Covalent and Stockholders, and (y) if such resolution would require Stockholders to make a payment to Covalent pursuant to subparagraphs 2(b)(i) or 2(b)(ii), then Stockholders shall make such payment as provided in subparagraphs 2(b)(i) or 2(b)(ii). If and to the extent Covalent and Stockholders are unable to agree upon a resolution of any disputed amount or item within 15 days after receipt by Covalent of Representative’s notice regarding the existence of such disputed amount or item, then such disputed amount or item shall be resolved by an independent nationally recognized accounting firm, selected by mutual written agreement of Covalent and Representative, which is not then providing, and has not provided at any time during the period commencing one-year prior to the Closing Date through the date of their determination pursuant to this subparagraph 2(b)(iv), services to any of (i) Covalent or any of its affiliates or (ii) Remedium or any of its affiliates (“Independent Accountants”). Upon their appointment, the Independent Accountants shall certify to Covalent and Representative in writing that they satisfy the foregoing qualifications. If Covalent and Representative are unable to agree on mutually acceptable Independent Accountants during the aforesaid 15 day period, then such Independent Accountants shall be selected, within ten days thereafter, by mutual agreement of Covalent’s independent public accountant and Remedium’s independent public accountants, joint notice of which appointment shall be provided by such accountants to Covalent and Representative. Unless otherwise agreed by Covalent and Representative, Covalent and Representative, on behalf of the Stockholders, shall each have the opportunity to make a written submission to the Independent Accountants with respect to the disputed amounts or items setting forth their positions and analysis, along with reasonable supporting documentation (which may include this Agreement, the Net Worth Statement and Covalent’s notice disputing the same, and any agreements of Covalent and Stockholders resolving any disputes with respect thereto), provided that such submissions are made within ten business days after either (x) the date on which Covalent and Representative mutually agree to such Independent Accountants, or (y) dates on which Covalent and Representative, respectively, receive the aforesaid joint notice of the appointment of the Independent Accountants, as the case may be. Unless otherwise agreed in writing by Covalent, Stockholders and the Independent Accountant, the Independent Accountants shall resolve the disputes based solely on the written submission or submissions received by the Independent Accountants, and there shall be no oral presentations. Covalent and Representative shall instruct the Independent Accountants to promptly resolve such disputes and provide joint written notice of the resolutions of such disputes (which resolutions shall include a determination of the amounts or remaining amounts, if any, payable by Stockholders under subparagraphs 2(b)(i)) or 2(b)(ii), simultaneously to Covalent and Representative. The resolution of such disputed amounts and items by the Independent Accountants shall be final, conclusive and binding upon all parties. The fees and expenses of the Independent Accountants shall be borne equally by Covalent, on one hand, and the Stockholders, on the other hand.

(c) It is the intention of the parties that Covalent’s Net Worth (as hereinafter defined) at the Closing (the “Covalent’s Closing Net Worth”) be equal or greater than $6,974,689, constituting Covalent’s Net Worth at September 30, 2005, based on its financial statements. If Covalent’s Closing Net Worth is determined to be less than $6,974,689, any such deficiency shall be paid, at Covalent’s option either (i) by wire transfer to the Representative of immediately available funds, to be allocated among the Stockholders in accordance with the percentages set forth opposite each Stockholder’s name on Schedule 4(a), or (ii) by issuance to the Stockholders (to be allocated among the Stockholders in accordance with the percentages set forth opposite each Stockholder’s name on Schedule 4(a)) the number of shares of common stock of Covalent equal to the quotient obtained by dividing (w) the amount of such deficiency by (x) the Combination Price. Such payment or issuance of stock shall be as follows: (A) if no amounts or items shown on the statement of Covalent’s Closing Net Worth have been disputed as provided herein, within five (5) business days after the expiration of the 60 day period referred to below following the Closing Date for preparation of the statement of Covalent’s Closing Net Worth, and (B) if any amounts or items show on the statement of Covalent’s Closing Net Worth have been disputed as provided herein, within five (5) business days following the resolution of all such disputed amounts or items as provided herein. As used in this Agreement, the term “Covalent’s Net Worth” is the amount by which the sum of the book value of the assets of Covalent and Covalent Subsidiaries (as hereinafter defined) on a consolidated basis exceeds the sum of the book value of the liabilities of Covalent and Covalent Subsidiaries on a consolidated basis, all as recognized, calculated and determined in accordance with U.S. GAAP consistently applied with prior periods. For purposes of determining Covalent’s Net Worth, the fees and expenses incurred by Covalent for legal, accounting and investment banking services directly related to the consummation of the transactions contemplated hereby, as well as any applicable transfer and stamp taxes, shall be disregarded. Covalent’s Closing Net Worth shall be calculated by Covalent within 60 days following the Closing Date. Such calculation of Covalent’s Closing Net Worth by Covalent shall be subject to review by the Stockholders for a period of 30 days after receipt by Representative of such calculation, together with access to Covalent (and Covalent’s accountants’, attorneys, agents and representatives) during normal business hours, the books and records (including any accountants work papers) of Covalent and the Covalent Subsidiaries. Unless Covalent shall receive notice from Representative within such 30 day period to the effect that the Representative disputes one or more amounts or items shown on the calculation of Covalent’s Closing Net Worth, such calculation shall be final, conclusive and binding on the parties hereto. Any such notice from Representative to Covalent disputing one or more amounts or items on Covalent’s Closing Net Worth as aforesaid shall specify in reasonable detail the nature and amount of said dispute or disputes. If Covalent receives notice from Representative within the aforementioned 30 day period that Representative disputes the calculation of Covalent’s Closing Net Worth, such dispute shall be resolved in accordance with the proceeding set forth subparagraph 2(b)(iv).

3. Employment Agreements, Agreements Not to Compete, and Options Exchange Agreements. At or prior to Closing, (a) Remedium and Kai Lindevall shall enter into an employment agreement substantially in the form attached hereto as Exhibit “A-1” (the “Management Employment Agreement”), (b) Remedium and certain members of the management of Remedium listed on Schedule 3(a) shall enter into agreements not to compete substantially in the form attached hereto as Exhibit “A-2” (the “Senior Management Agreements Not to Compete”), and (c) Covalent and the holders of options to purchase Remedium shares listed on Schedule 3(c) shall enter into an Option Exchange Agreement in the form attached hereto as Exhibit E.

4. Representations, Warranties and Agreements of Stockholders. As material inducement to Covalent to enter into this Agreement and to close hereunder and except as set forth in the disclosure schedule delivered by the Stockholders to Covalent on the date of this Agreement and attached hereto (the “Remedium Disclosure Schedule”), each Stockholder hereby makes the following representations, warranties and agreements to and with Covalent, which representations, warranties and agreements shall be true and correct as of the date of this Agreement and as of the Closing Date:

(a) Ownership of Remedium. Stockholder is the beneficial and record owner of the Shares listed next to Stockholder’s name on Schedule 4(a). Stockholder has, and at Closing shall transfer to Covalent, good, marketable and unencumbered title to such Shares, free and clear of all liens, security interests, pledges, claims, options and rights of others. There are no restrictions on Stockholder’s right to transfer such Shares to Covalent at Closing pursuant to this Agreement.

(b) Valid and Binding Agreement. This Agreement and the documents contemplated hereby to be executed and delivered by Stockholder have been duly executed and delivered by Stockholder, or will be duly executed and delivered by Stockholder, as the case may be, and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their respective terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

(c) Agreement Not in Breach of Other Instruments Affecting Stockholder. The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by Stockholder do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any agreement, governing documents or other instrument by which Stockholder is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation.

5. Representations, Warranties and Agreements of Stockholders as to Remedium. As material inducement to Covalent to enter into this Agreement and to close hereunder and except as set forth in the disclosure schedule delivered by the Stockholders to Covalent on the date of this Agreement and attached hereto (the “Remedium Disclosure Schedule”), each of the Stockholders makes the following representations, warranties and agreements to and with Covalent, which representations, warranties and agreements shall be true and correct as of the date of this Agreement and as of the Closing Date:

(a) Corporate Status of Remedium, Outstanding Stock. Remedium is a corporation duly organized, validly existing and in good standing under the laws of Finland and has the power and authority to own its properties and to carry on its business as it is now being conducted. Remedium has an authorized capital consisting of a minimum of 8,000.00 euros and a maximum of 80,000.00 euros, with nominal value of 1.70 euros per share (the “Common Stock”), of which 13,400 shares of Common Stock, including options outstanding to purchase 660 shares (which collectively constitute, the Shares), are outstanding and owned by the

Stockholders. All of the Shares are validly issued, fully paid and non-assessable. Except for the aforementioned options to purchase 660 Shares, there are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of Remedium, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements, or other instruments or agreements. The minute books and stock records or similar documentation of Remedium are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons indicated as signing. Except as set forth on Schedule 5(a), true, correct and complete copies of Remedium’s minute books and stock records or similar documentation, including Remedium’s yhtiöjärjestys and all amendments thereto (the organizational, charter or similar documents, such as yhtiöjärjestys, certificate of incorporation or bylaws, each as amended, of a party hereto hereinafter referred to as “Organizational Documentation”) to date, have been delivered to, or made available for inspection by, Covalent. Remedium is not in default under or in violation of any provision of its Organizational Documentation.

(b) Subsidiaries and Joint Ventures, Corporate Status and Outstanding Stock of Subsidiaries. Schedule 5(b) hereto lists all of Remedium’s direct and indirect subsidiaries (each a “Remedium Subsidiary” and collectively, the “Remedium Subsidiaries”) and all of Remedium’s direct and indirect partnership interests and other interests of any kind in any corporation, partnership, joint venture, association or other entity. Each Remedium Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective country of incorporation, as set forth on Schedule 5(b), has the power and authority to own its properties and to carry on its business as it is now being conducted. Each Remedium Subsidiary has the authorized capital, with such par value and number of shares outstanding as are set forth on Schedule 5(b) and all of the outstanding shares of capital stock of each Remedium Subsidiary have been duly authorized and validly issued, are fully paid and/or contributed as required by the appropriate Organizational Documentation of the Remedium Subsidiary. No shares of capital stock of any of the Remedium Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of any Remedium Subsidiary, nor are there any commitments to issue or execute any such options, warrants, rights, subscriptions, or other instruments or agreements. Except as set forth on Schedule 5(b), there are no restrictions of any kind which prevent the payment of dividends by any of the Remedium Subsidiaries. Neither Remedium nor any Remedium Subsidiary owns, directly or indirectly, any capital stock or other equity interest in any person or entity or has any direct or indirect equity or ownership interest in any person or entity, and except as set forth on Schedule 5(b), neither Remedium nor any Remedium Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any person or entity. The minute books and stock records or similar documentation of each Remedium Subsidiary are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of the Remedium Subsidiaries’ Organizational Documentation have been delivered to, or made available for inspection by, Covalent. The Remedium Subsidiaries are not in default or in violation of any provision of their Organizational Documentation. Remedium is, and at the Closing shall be, the beneficial and record owner of all of the issued and outstanding shares of capital stock or other interests of each Remedium Subsidiary. Remedium has, and at the Closing shall have, good, marketable and unencumbered title to such shares or interests, free and clear of all liens, security interests, pledges, claims, options and rights of others.

(c) Officers; Directors; Bank Accounts. Set forth on Schedule 5(c) is a correct and complete list of all directors and officers of Remedium and the Remedium Subsidiaries. A complete list of all bank accounts and safe deposit boxes of Remedium and the Remedium Subsidiaries and all persons authorized to sign checks drawn on such accounts and to have access to such safe deposit boxes has been provided to Covalent.

(d) Financial Statements. The audited consolidated balance sheet of Remedium and the Remedium Subsidiaries for the years ended December 31, 2003 and 2004 the related consolidated statements of income (loss) and cash flows for the fiscal years ended on the dates of such balance sheets, and all related schedules and notes to the foregoing, were prepared in accordance with Finnish GAAP, consistently applied throughout the periods reported upon and with past periods and the unaudited management accounts (income statement and balance sheet) for the twelve-month period ended December 31, 2005, and the unaudited reconciliation of net income and equity from Finnish GAAP to US GAAP for the periods ended December 31, 2003 and 2004 and December 31, 2005, copies of all of which constitute Schedule 5(d), fairly and accurately present in all material respects the consolidated financial position of Remedium and the Remedium Subsidiaries as at the dates of such balance sheets, and the consolidated results of the operations and cash flows of Remedium and the Remedium Subsidiaries for the periods ended on such dates, except that the unaudited information is subject to normal and recurring year-end adjustments and the pending audit thereon.

(e) Real Estate.

(i) Neither Remedium nor any Remedium Subsidiary has any obligation or duty relating to, or any right, title or interest in, any real estate except those properties disclosed on Schedule 5(e)(i) which Remedium or the Remedium Subsidiaries leases or subleases, as tenant or subtenant (the “Leased Properties”). Except as set forth in Schedule 5(e)(i), all Leased Properties are available to be used without restriction in the conduct and operation of the business of Remedium and the Remedium Subsidiaries. The Leased Properties are in good operating condition and repair and do not require any repairs other than normal routine maintenance to maintain them in good condition and repair.

(ii) Neither Remedium nor any Remedium Subsidiary has received any written notice from any insurance company which has issued a policy with respect to any of the Leased Properties or from any public official or board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in, or suggesting or requesting the performance of any repairs, alterations or other work to, any of the Leased Properties, except for any written notices as to which all defects and suggested repairs, alterations or other work have been fully performed.

(iii) There are no property management, service, equipment, supply, security, maintenance, construction, concession or other agreements with respect to or affecting the Leased Properties that will burden Covalent after the date hereof, except as disclosed on Schedule 5(e)(iii).

(iv) All certificates of occupancy or similar documentation and all other licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction over the Leased Properties to the extent required to be obtained by the tenant or subtenant under the Leases for the Leased Properties and any requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Leased Properties, have been paid for (to the extent applicable), are unconditional, valid and in full force and effect, and will not be invalidated, violated or otherwise adversely affected by the execution or performance of this Agreement or the consummation of any of the transactions contemplated herein. Each of Remedium and any Remedium Subsidiary which is a tenant under any of the Leases and any subtenant of Remedium or any Remedium Subsidiary under any of the Leases is in material compliance with all laws applicable to the use and occupancy by a tenant of the Leased Properties.

(v) (A) All leases or subleases and any and all amendments and supplements thereto (collectively, the “Leases”) of the Leased Properties, whether oral or written, are disclosed on Schedule 5(e)(v), including for each its date, the name of the landlord (and owner if different from the landlord), the name of the lessee and any sublessee, the location and use of the property, the monthly base rental payment date and the lease expiration date; (B) Remedium has delivered to Covalent true, correct and complete copies of all Leases, and all such non-disturbance agreements; (C) except as disclosed on Schedule 5(e)(v), Remedium or a Remedium Subsidiary is the holder of the lessee’s or sublessee’s interest, as applicable, in each Lease and neither Remedium nor any Remedium Subsidiary has assigned any Lease or any interest therein or subleased any portion of the Leased Properties; (D) each Lease is in full force and effect; (E) each of Remedium and any Remedium Subsidiary which is a tenant under the Leases is paying its rent currently and has not asserted any claim for set-off against rent which has not been resolved; (F) neither Remedium nor any Remedium Subsidiary is, and, to the knowledge of Stockholders, each landlord under any Lease is not, in default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default by Remedium or any Remedium Subsidiary or, to the knowledge of Stockholders, any landlord under any Lease; and (G) neither the execution or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any of the Leases.

(f) Personal Property. Except as disclosed on Schedule 5(f), (A) Remedium and each Remedium Subsidiary has good, valid and marketable title to all personal property, tangible and intangible (including, but not limited to, Intellectual Property, as defined below) owned by it, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, licenses to third parties, encumbrances and claims of every kind or character, except for Permitted Encumbrances, (B) Remedium or a Remedium Subsidiary is the owner, lessee or licensee of all the personal property now located in or upon the premises occupied by Remedium or a Remedium Subsidiary and of all personal property that it uses in the operation of its business, and (C) all equipment, furniture and fixtures, and other tangible personal property of Remedium and each Remedium Subsidiary is in good operating condition and repair and does not require any repairs other than normal routine maintenance to maintain such property in good operating condition and repair. For purposes of this Agreement, “Permitted Encumbrances” means (i) inchoate liens or other encumbrances for Taxes not yet due and payable, and (ii) liens or other encumbrances associated with equipment or inventory financing that were entered into in the ordinary course of a party’s business.

(g) Intellectual Property.

(i) The Intellectual Property listed on Schedule 5(g)(i) (collectively “IP”) is the only IP owned or licensed by Remedium or the Remedium Subsidiaries in the operation of their respective businesses. No claim has been asserted against Remedium nor any Remedium Subsidiary alleging any conflict or claim of conflict of the IP with the Intellectual Property of others or asserting any rights in the IP. Except as set forth on Schedule 5(g), Remedium or a Remedium Subsidiary is the sole and exclusive owner of the IP listed on Schedule 5(g)(i) and, except as set forth in Schedule 5(g)(i), has the sole and exclusive right to use such IP. As used herein, “Intellectual Property” shall include trademarks, trade names, logos, service marks, copyrights, patents, pending patent applications, domain names, shoprights, know-how, trade secrets, domain names, computer programs and computer software and the like and other items commonly known as intellectual property. To the knowledge of the Stockholders, there is no infringement of Remedium’s or the Remedium Subsidiaries’ IP that would have a Material Adverse Effect (as hereinafter defined) on Remedium. No trademark owned by Remedium or any of the Remedium Subsidiaries is involved in any opposition, invalidation or cancellation proceeding, and to the knowledge of Stockholders, no such proceeding is threatened.

(ii) Remedium or a Remedium Subsidiary is the registered owner of the United States and foreign patents and trademarks disclosed on Schedule 5(g)(ii) and has applications pending with the U.S. Patent Office and equivalent offices in other countries for the patents and trademarks disclosed on Schedule 5(g)(ii) as being pending. Except as set forth on Schedule 5(g), Stockholders have no knowledge of any adverse claim of any kind with respect to any of such patents, trademarks or applications therefore and have no knowledge that any such application will not be granted.

(h) Software. Remedium or a Remedium Subsidiary has the right to use, or is indemnified for or otherwise protected from any risk for using, the computer software used by Remedium and the Remedium Subsidiaries in connection with their respective businesses. Stockholders have no knowledge of any claim or proceeding asserted or threatened in which infringement by such software upon the rights of any third parties is alleged. Remedium and the Remedium Subsidiaries have complied in all material respects with all of their software license agreements. Except as set forth on Schedule 5(h), neither Remedium nor any of the Remedium Subsidiaries shall be in breach of any software license agreement as a result of entering into this Agreement or by consummating any of the transactions contemplated hereunder.

(i) Accounts Receivable. Each of the accounts receivable of Remedium and the Remedium Subsidiaries outstanding as of the Closing Date constitutes on such date a valid claim in the full amount thereof against the debtor charged therewith on the books of Remedium or the Remedium Subsidiaries and was acquired in the ordinary course of Remedium’s or the

Remedium Subsidiaries’ business. No account debtor has any valid set-off, deduction or defense with respect thereto and no account debtor has asserted any such set-off, deduction or defense. Subject to any reserve for doubtful accounts set forth in the Net Worth Statement, such accounts receivable will be fully collected to the extent of the face value thereof.

(j) Insurance. Remedium and the Remedium Subsidiaries maintain insurance policies bearing the numbers, for the terms, with the companies, in the amounts, having the named insureds, providing the general coverage, and with the premiums disclosed on Schedule 5(j). All of such policies are in full force and effect, neither Remedium nor any Remedium Subsidiary is in default of any provision thereof and all premiums due (without regard to any grace period) with respect to such policies have been paid. Neither Remedium nor any Remedium Subsidiary has been refused any insurance for which it has applied and has not received notice from any issuer of any policy issued to it of the insurer’s intention to cancel or refusal to renew any such policy issued by such insurer. True, correct and complete copies of all such policies have been delivered to Covalent.

(k) Liabilities. At the Closing, neither Remedium nor any Remedium Subsidiary shall have any liabilities, whether fixed, contingent, or otherwise, except as and to the extent reflected on the Net Worth Statement or disclosed on Schedule 5(k).

(l) Contracts, Leases, Agreements and Other Commitments.

(i) All of the Remedium Agreements (as hereinafter defined) are in full force and effect and are valid, binding and enforceable against Remedium or the Remedium Subsidiaries, as the case may be, and against the other respective parties thereto, in accordance with their respective terms. Remedium, the Remedium Subsidiaries and, to the knowledge of the Stockholders, all other parties to all of the Remedium Agreements have performed all obligations required to be performed to date under the Remedium Agreements and none of Remedium, the Remedium Subsidiaries or, to the knowledge of the Stockholders, any such other party is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default by Remedium or the Remedium Subsidiaries thereunder or otherwise result in any payment obligations on the part of Remedium or the Remedium Subsidiaries not reserved for in the books of Remedium or the Remedium Subsidiaries. Except as set forth on Schedule 5(l), the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice, the lapse of time, or both, result in an impairment or termination of, or result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any Remedium Agreement. Neither Remedium nor the Remedium Subsidiaries have received any written notice of any intention by any party to terminate or amend any Remedium Agreement.

(ii) Remedium has made available to Covalent (a) all outstanding written and oral proposals, bids, offers or guaranties made by Remedium or any Remedium Subsidiary, which, if accepted, would result in any or could impose any debts, obligations or liabilities upon Remedium or any Remedium Subsidiary, and (b) unexpired warranties relating to Remedium’s and the Remedium Subsidiaries’ products or services, detailing the products or services covered by each warranty (the “Product Warranties”).

(iii) For purposes of Subparagraph 5(l) the term “Remedium Agreements” means (A) any material written, oral or implied contract or agreement, including but not limited to any contract or agreement for the purchase or sale of merchandise or for the rendition of services, (B) any material written, oral or implied lease, or (C) any written, oral or implied power of attorney, guaranty, surety arrangement or other commitment granted by Remedium and/or any Remedium Subsidiary to or for the benefit of any third party. A “material” agreement, contract or lease shall mean an agreement, contract or lease pursuant to which Remedium or any Remedium Subsidiary is obligated to pay, or provide services valued at, or is entitled to receive, amounts in excess of $25,000 in any 12-month period. Any lease of real property shall be deemed a material lease. Remedium has made available to Covalent a complete list of all Remedium Agreements.

(m) Labor Relations, Employees.

(i) Set forth on Schedule 5(m)(i) is a list of:

(A) all collective bargaining or similar agreements and any written amendments thereto, as well as all arbitration awards decided under any such collective bargaining agreements or similar agreements, and all oral assurances or modifications, past practices, and/or arrangements made in relation thereto, to which Remedium or any Remedium Subsidiary is a party or by which it is bound;

(B) all employment, managerial, or advisory agreements or agreements protecting proprietary or confidential processes to which Remedium or any Remedium Subsidiary is a party or by which it is bound; and

(C) all material independent contractor or consulting agreements to which Remedium or any Remedium Subsidiary is a party or by which it is bound.

(ii) Remedium has delivered to Covalent a true and correct list of all employees of Remedium and each Remedium Subsidiary, broken down by location, together with their rate of compensation, compensation arrangement (including wage or salary increases, bonus or increase in any other direct or indirect compensation), title, union affiliation (if any), original date of hire, accrued severance pay, vacation benefits, sick leave benefits (if payable in cash upon termination of employment) and any severance benefits and other similar benefits, for each employee of Remedium or a Remedium Subsidiary performing services for Remedium or a Remedium Subsidiary.

(iii) Set forth on Schedule 5(m)(iii) is a list of the names and ages of all retired or former employees of Remedium and each Remedium Subsidiary, if any, who are receiving or are entitled to receive (now or in the future) from Remedium or a Remedium Subsidiary any funded or unfunded pensions, funded or unfunded welfare benefits, or any deferred compensation, including their current annual funded or unfunded pension rates, their current annual funded or unfunded welfare costs, and the amounts of such deferred compensation to which they are entitled.

(iv) Remedium has delivered to Covalent true, complete and correct copies of all of the documents referred to in Schedule 5(m)(i) hereof and all of the personnel policies, handbooks, procedures, and forms of employment applications relating to the employees of Remedium or any Remedium Subsidiary.

(v) Except as set forth on Schedule 5(m)(v):

(A) there is no union representing or purporting to represent any of the employees of Remedium or any Remedium Subsidiary and neither Remedium nor any Remedium Subsidiary is subject to any collective bargaining agreements with any union representing or purporting to represent the employees of Remedium or any Remedium Subsidiary;

(B) in the past five years, there have been no strikes, slowdowns, or other work stoppages, lockouts, grievance proceedings, arbitrations, labor disputes, lawsuits, administrative proceedings or representation questions pending or, to the knowledge of Stockholder, threatened, between Remedium or the Remedium Subsidiaries on the one hand, and any labor union representing or purporting to represent any employees of Remedium or any Remedium Subsidiary, on the other;

(C) Remedium and the Remedium Subsidiaries have complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, overtime, bonuses, severance pay, benefits, occupational safety and health and the and the payment of social security, unemployment compensation and similar taxes, and neither Remedium nor any Remedium Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing;

(D) there are no charges, suits, actions, administrative proceedings or investigations, and/or claims, instituted by or against, pending, or, to the knowledge of Stockholders, threatened against, affecting, naming and/or involving Remedium or any Remedium Subsidiary, whether domestic or foreign, before any court, governmental agency, department, board of instrumentality, or before any arbitrator (collectively “Actions”), concerning, or in any way related to the employees of Remedium or any Remedium Subsidiary, including, without limitation, Actions involving unfair labor practices, failure to pay wages or overtime, breach of implied or express employment contract, wrongful discharge and/or any other restriction on the right of Remedium or any Remedium Subsidiary to terminate its respective employees, employment discrimination, occupational safety and health, and workers’ compensation; and

(E) there are no post-employment benefits, including but not limited to retiree medical, retiree life and retiree accidental death and disability benefits for current or former employees of Remedium or any Remedium Subsidiary.

(vi) Except as set forth on Schedule 5(m)(vi), there are no express or implied agreements, policies, practices, or procedures, whether written or verbal, pursuant to which any employee or agent or contractor of Remedium or any Remedium Subsidiary is not terminable at will. Stockholders have no knowledge of any senior employee of Remedium or any Remedium Subsidiary that will leave the employ of Remedium or any Remedium Subsidiary as a result of the transactions contemplated hereby.

(n) Employee Benefit Plans.

(i) Remedium has made available to Covalent a complete and accurate list of all employee benefit plans (the “Plans”) which Remedium or any Remedium Subsidiary maintain, sponsor, contribute to, are liable for (directly or indirectly) or are bound, legally or otherwise, including, without limitation, any profit-sharing, deferred compensation, bonus, payroll, sick leave, consulting, stock option, stock purchase, stock bonus, employee stock ownership plan, pension, retainer, retirement, vacation, change of control, disability, severance, insurance, welfare or incentive pay policy, agreement, practice or arrangement; any plan, agreement or arrangement if providing for fringe benefits or perquisites to employees, officers, directors or agents of Remedium or any Remedium Subsidiary, including but not limited to benefits relating to employer-supplied automobiles, clubs, medical, dental, hospitalization, life insurance and other types of insurance, retiree medical, retiree life insurance and any other type of benefits for retired and terminated employees.

(ii) True and complete copies of the following documents with respect to any Plan of Remedium or any Remedium Subsidiary, as applicable, have been delivered to Covalent: (A) the most recent Plan document and trust agreement (including any amendments thereto), (B) all summary plan descriptions, (C) a written description of each material non-written Plan, (D) each written communication to employees intended to describe a Plan or any benefit provided by such Plan, (E) the most recent actuarial report, and (F) all correspondence with any governmental agency concerning any Plan. Each report described in clause (E) accurately reflects the funding status of the Plan to which it relates and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such Plan.

(iii) Each Plan is and has been maintained in compliance in all material respects with applicable law and with any applicable collective bargaining agreements or other contractual obligations.

(iv) There is no unfunded liability with respect to any Plan.

(v) Each of Remedium and the Remedium Subsidiaries has funded each Plan in accordance with the terms of such Plan through the date hereof, including the payment of applicable premiums on insurance contract funding a Plan, for coverage provided through the date hereof.

(vi) Except as contemplated herein or required by law, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Plan, policy, arrangement, statement, commitment or agreement which (either alone or upon the occurrence of any additional or subsequent event) will result in any obligation of Remedium or any Remedium Subsidiary to make any payment (whether of severance pay, including, and not limited to, salary, related vacation pay, pension pay and other similar payments and costs, or otherwise) or to accelerate, vest or increase the amount of benefits payable to any employee or former employee or director of Remedium or any Remedium Subsidiary. No Plan or agreement provides for the payment of severance benefits upon the termination of any employee’s employment.

(vii) The unaudited reconciliation of net income and equity from Finnish GAAP to US GAAP for the periods ended December 31, 2003, 2004 and 2005 (which are included in Schedule 5(d)), as well as the Net Worth Statement properly and adequately reflect or will reflect, as applicable, in accordance with US GAAP consistently applied with prior periods, any and all liabilities and obligations of Remedium and the Remedium Subsidiaries relating to any period ending on or prior to the date thereof or hereof, as applicable, relating to or in respect of current and former employees of Remedium or the Remedium Subsidiaries, for (A) unpaid compensation, salaries, wages, vacation pay, disability payments and other payroll items (including, without limitation, bonus, incentive or deferred compensation), (B) unpaid contributions, costs and expenses to or in respect of any Plans, and (C) severance or other termination benefits relating to, resulting from or arising in respect of any termination of employment occurring on or prior to the date thereof or hereof, as applicable.

(o) Litigation. Except for the matters set forth on Schedule 5(o), (A) neither Remedium nor any Remedium Subsidiary, nor any of their assets (including, without limitation, the Remedium Agreements), is a party or is subject to, or to the knowledge of Stockholders, threatened with, any suit, action, arbitration, administrative or other proceeding, either at law or in equity, or governmental investigation by or before any court, governmental department, commission, board, agency or instrumentality, domestic or foreign; (B) there is no judgment, decree, award or order outstanding against Remedium or any Remedium Subsidiary; (C) neither Remedium nor any Remedium Subsidiary is contemplating the institution by it of any suit, action, arbitration, administrative or other proceeding; and (D) to the knowledge of the Stockholders, there is no basis for any suit, action, arbitration or administrative proceeding against Remedium or any Remedium Subsidiary, and there has been no occurrence that may result in a claim for damages against Remedium or any Remedium Subsidiary. The insurance carriers of Remedium or the Remedium Subsidiaries, as applicable, have agreed to defend and indemnify Remedium and any Remedium Subsidiary, whichever is applicable, against any loss resulting to Remedium or any Remedium Subsidiary from all matters set forth on Schedule 5(o).

(p) Suppliers and Customers. Remedium has made available to Covalent a complete and accurate list of the names of all suppliers and customers of Remedium and the Remedium Subsidiaries which respectively contribute more than 5% of all sales and services to, and orders and use of services from, Remedium and Remedium Subsidiaries taken as a whole (“Suppliers” and “Customers,” respectively). Except as set forth on Schedule 5(p), (A) no Supplier or Customer of Remedium or the Remedium Subsidiaries has canceled or otherwise terminated, or, to the knowledge of Stockholders, threatened to cancel or otherwise terminate, its relationship with Remedium or any Remedium Subsidiary, or has during the last 12 months decreased materially, or, to the knowledge of Stockholders, threatened to decrease or limit materially, its business with Remedium or any Remedium Subsidiary. To the knowledge of Stockholders, the acquisition of the Shares by Covalent will not adversely affect the relationship of Remedium or a Remedium Subsidiary with any Supplier or Customer.

(q) Conflicting Interests. Except as disclosed on Schedule 5(q), no director, officer or manager of Remedium or any Remedium Subsidiary (a) has any pecuniary interest in any supplier or customer of Remedium or any Remedium Subsidiary or in any other business enterprise with which Remedium or any Remedium Subsidiary conducts business or with which Remedium or any Remedium Subsidiary is in competition; (b) is indebted to Remedium or any Remedium Subsidiary; (c) is a party to any transaction or agreement with Remedium or any Remedium Subsidiary (apart from such person’s status as a director, officer or manager as such); or (d) has any business or other interest in conflict with the interests of Remedium or any Remedium Subsidiary.

(r) Compliance with Law and Regulations. Remedium and each Remedium Subsidiary is in compliance with, and has at all times during the past six years complied with, all requirements of local and foreign law and all requirements of all governmental, administrative or regulatory bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it. Without limiting the foregoing, Remedium and each Remedium Subsidiary has paid all monies to obtain, and has obtained and now holds, all licenses, permits, certificates, and authorizations needed or required for the conduct of its business as currently conducted and the current use of its properties and the premises occupied by it.. Remedium and each Remedium Subsidiary has properly filed all reports and other documents required to be filed within the past six years with any local or foreign government, subdivision or agency thereof. In the past six years, neither Remedium nor any Remedium Subsidiary has received any notice from any government, municipality, administrative or regulatory authority, or any insurance or inspection body that any of its properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. All licenses, permits, orders and approvals issued by any governmental body or agency currently in effect and pertaining to the property, assets or business of Remedium and the Remedium Subsidiaries are listed on Schedule 5(r) and, except as noted on Schedule 5(r), none of the items so listed will lapse or expire as a result of the transactions contemplated hereby. To the knowledge of Stockholders, except as set forth on Schedule 5(r), there are no regulations or legislation pending before any local or foreign government, government agency, administration body or legislature which, if adopted, would have a Material Adverse Effect on Remedium.

(s) Agreement Not in Breach of Other Instruments Affecting Remedium; Governmental Consent. The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof: (i) will not result in the imposition of any lien, security interest or encumbrance on any asset of Remedium or any Remedium Subsidiary or in the breach of any of the terms and provisions of, or result in a termination, impairment or modification of or constitute a default under, or conflict with, or cause any acceleration of any obligation of Remedium or any Remedium Subsidiary under, or permit any other party to modify or terminate, any agreement or other instrument by which Remedium or any Remedium Subsidiary is bound, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation; (ii) do not require the consent of any governmental authority or other person; (iii) will not result in any limitation or restriction of any right of Remedium or any Remedium Subsidiary; and (iv) will not contravene Remedium’s or any Remedium Subsidiary’s Organizational Documentation.

(t) Environmental Matters.

(i) Remedium and the Remedium Subsidiaries, and to the knowledge of Stockholders, any predecessor of Remedium or the Remedium Subsidiaries, are and at all times have been in compliance with all Environmental Laws (as hereinafter defined) governing their business, operations, properties and assets, which compliance includes, but is not limited to: (i) the possession by Remedium and the Remedium Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (ii) all requirements relating to the Discharge (as hereinafter defined) and Handling of Regulated Substances (as hereinafter defined) and Wastes (as hereinafter defined); (iii) all requirements relating to notice, record keeping and reporting; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising, under, any Environmental Law (“Environmental Demands”). Neither Remedium nor any Remedium Subsidiary has received any communication from any governmental authority, employee, group or third party alleging that it is not in compliance or that it has investigatory or remedial obligations or other liability pursuant to Environmental Law. To the knowledge of Stockholders, there are no circumstances that may prevent or interfere with such full compliance or give rise to investigatory or remedial obligations or other liabilities pursuant to Environmental Law in the future. All permits and other governmental authorizations currently held by Remedium and the Remedium Subsidiaries pursuant to any Environmental Laws and Environmental Demands issued to Remedium and the Remedium Subsidiaries are identified in Schedule 5(t).

(ii) There are no Environmental Claims (as hereinafter defined) pending or, to the knowledge of Stockholders, threatened against Remedium or any Remedium Subsidiary or, to the knowledge of Stockholders, against a predecessor of Remedium or any Remedium Subsidiary.

(iii) For purposes of this Agreement:

(A) “Discharge” means any manner of spilling, leaking, dumping, discharging, release or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation groundwater surface water, soil or air;

(B) “Environmental Claim” means any notice, lien, claim, action, cause of action, order, communication, investigation, or proceeding (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup, removal or remediation costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or threatened release into the environment of any Regulated Substance at any location, whether or not owned or operated by Remedium or any Remedium Subsidiary, and (b) circumstances forming the basis of any violation, or alleged violation, of, or liability pursuant to any Environmental Law;

(C) “Environmental Law” means any and all local or foreign laws, regulations, codes, orders, plans, injunctions, decrees, rulings, and judicial or administrative interpretations thereof, which govern, purport to govern, or relate to pollution, protection of the environment (including, without limitation, ground water, surface water, soil and air) and public health and safety;

(D) “Handling” means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any such terms may further be defined in any Environmental Law, of any Regulated Substance;

(E) “Regulated Substance” shall be broadly construed to include without limitation any chemical, pollutant, contaminant, material, waste, toxic or hazardous substance, petroleum, petroleum product, asbestos, asbestos containing material, and polychlorinated biphenyl regulated, listed, identified or controlled by, under or pursuant to any Environmental Law; and

(F) “Waste” shall be broadly construed to include bulky wastes, construction and demolition debris, garbage, solid wastes, liquid wastes, recyclable materials, sludge, special wastes, used oils, and plant and yard trash as those terms are defined under any Environmental Law.

(u) Tax Matters.

(i) Definitions. For purposes of this Agreement:

(A) “Return” and “Returns” mean any return, report, declaration, estimate, information statement, claim for refund, notice, form or any other kind of document, including any schedule or attachment thereto, and including amended versions of any of the foregoing, relating to or required to be filed in connection with any Tax.

(B) “Tax” and “Taxes” means any local, foreign or other taxes (whether income, gross receipts, franchise, excise, customs, sales, use, value added, ad valorem, real or personal property, license, transfer, employment, social security or any other kind of tax or payment in lieu of tax no matter how denominated including any amount payable by either Remedium (and any Remedium Subsidiary) or Covalent (or any Covalent Subsidiary), as applicable, pursuant to a tax-sharing or other agreement relating to the sharing or payment of tax), or any assessment, levy, impost, withholding, fee or other governmental charge in the nature of a tax, and shall include all additions to tax, interest, penalties and fines with respect thereto.

(ii) Tax Matters Relating to Remedium and Subsidiaries. Except as set forth on Schedule 5(u):

(A) Remedium and each Remedium Subsidiary has filed when due in a timely fashion all Returns that are required to be filed on or before the date hereof and will file when due in timely fashion all returns that are required to be filed on or before the

Closing Date by or with respect to Remedium and any Remedium Subsidiary (taking into account in each case all extensions of time within which to file to which they are entitled or which they may have been granted). All such Returns are correct and complete. Neither Remedium nor any Remedium Subsidiary is the current beneficiary of any extension of time within which to file any Return. No claim has been made by a taxing authority in a jurisdiction where Remedium and any Remedium Subsidiary does not file Returns that any of them is or may be subject to or liable for any Tax imposed by that jurisdiction;

(B) All Taxes shown to be due on the returns referred to in clause (A) for which each of Remedium and any Remedium Subsidiary is liable have been paid or will be paid prior to the due date thereof; all Taxes due on or before the date hereof for which no Return is required have been paid when due in a timely fashion; and all such Taxes for which no Return is required due on or before the Closing Date will be paid when due in a timely fashion (in each case taking into account all extensions of time within which to pay to which they are entitled or which they may have been granted). All unpaid Taxes attributable to any period ending on or prior to the Closing Date will be accrued in full on the Net Worth Statement. There are no liens on any assets of Remedium or any Remedium Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable;

(C) Remedium and each Remedium Subsidiary has withheld or collected and paid or deposited all Taxes required to have been withheld or collected and paid or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, partner or other third party;

(D) No taxing authority has asserted, or threatened to assert, any adjustment, deficiency or assessment for any Taxes against Remedium or any Remedium Subsidiary, none of the Returns referred to in clause (A) hereof are under examination or investigation by any taxing authority; and no basis exists for any such adjustment, deficiency or assessment which would result in additional Taxes owed by Remedium or any Remedium Subsidiary for any period for which Returns have been filed since December 31, 2001. Remedium has made available to Covalent correct and complete copies of all local and foreign income tax Returns filed, examination reports issued, and statements of deficiencies assessed against or agreed to by Remedium or any Remedium Subsidiary or statements of deficiencies for which Remedium or any Remedium Subsidiary may be liable since December 31, 2001;

(E) Neither Remedium nor any Remedium Subsidiary have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax adjustment, assessment or deficiency except for such waivers or extensions which, by their terms, have elapsed as of the date of this Agreement;

(F) Neither Remedium nor any Remedium Subsidiary has any income or gain that may be reportable for a period ending after the date hereof or the Closing Date without the receipt of an equal amount of cash, which is attributable to a transaction occurring in or a change in accounting method made for a period ending on or prior to the date hereof or the Closing Date;

(G) There are no currently outstanding requests made by any of the Stockholders, Remedium or a Remedium Subsidiary for tax rulings, determinations or information that could affect the Taxes of Remedium or any Remedium Subsidiary; and

(H) Neither Remedium nor any Remedium Subsidiary has any liability for taxes of any other person or entity, whether as a result of statutory or regulatory authority, contract or otherwise.

(v) Conduct of Business; No Material Adverse Effect. Except as set forth on Schedule 5(v), since December 31, 2004, (A) Remedium and each of the Remedium Subsidiaries has conducted its business in the ordinary and usual course, and (B) there has not been a Material Adverse Effect on Remedium.

(w) No Broker or Finder. Except for its obligation to Handelsbanken Capital Markets, neither Remedium nor the Stockholders have taken any action nor have they incurred any obligation, contingent or otherwise, which would give rise to a valid claim against Stockholders and/ or Covalent by a broker, finder, agent or other intermediary for introducing the parties in connection with, or otherwise procuring, this Agreement or the transaction(s) contemplated hereby.

(x) Statements and Other Documents Not Misleading. Neither this Agreement, including all Exhibits and Schedules, nor the closing documents, contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact necessary to be stated in order to make any statement contained therein not false or misleading. There is no fact known to Stockholders which materially adversely affects the business, prospects, financial condition or affairs of Remedium, the Remedium Subsidiaries, or any of their assets or liabilities which has not been set forth in, or referred to in, this Agreement or the Schedules hereto.

6. Representations, Warranties and Agreements of Covalent. As material inducement to Stockholders to enter into this Agreement and to close hereunder and except as set forth in the disclosure schedule delivered by Covalent to the Stockholders on the date of this Agreement and attached hereto (the “Covalent Disclosure Schedule”), Covalent makes the following representations, warranties and agreements to and with Stockholders, which representations, warranties and agreements shall be true and correct as of the date of this Agreement and as of the Closing Date:

(a) Corporate Status. Covalent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to execute, deliver and perform this Agreement and the documents contemplated hereby. As of January 31, 2006 (the “Capital Structure Date”), Covalent had authorized capital consisting of 25,000,000 of Common Stock, $.001 par value (the “Covalent Shares”), of which 13,501,333 shares of Common Stock were issued and outstanding and 152,932 shares are held in Covalent’s treasury, all of which are validly issued. In addition, as of the Capital Structure Date, 1,362,873 Covalent Shares were reserved for issuance upon exercise of outstanding options granted pursuant to various stock option and stock award programs of Covalent. Except for the aforementioned options and awards to purchase 1,362,873 Covalent

Shares, there are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of Covalent, nor are there any commitments to issue or execute any such options, warrants rights, shareholder agreements, or other instruments or agreements. All Consideration Shares to be issued pursuant to Section 2(a)(ii) and all Holdback Shares issued pursuant to 2(a)(iii) will be, when so issued, duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights. Since the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of Covalent have been issued or reserved for issuance or become outstanding, other than Covalent Shares described in this Section 6(a) that have been issued upon the exercise of outstanding options. The minute books and stock records or similar documentation of Covalent are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of Covalent’s minute books and stock records or similar documentation, including Covalent’s Organizational Documentation to date, have been delivered to, or made available for inspection by, Covalent. Covalent is not in default under or in violation of any provision of its Organizational Documentation. Set forth on Schedule 6(a) is a correct and complete list of all directors and officers of Covalent and Covalent Subsidiaries.

(b) Authority. Subject to the approval of the stockholders of Covalent of this Agreement and the transactions contemplated herein, including the Covalent Charter Amendment (as hereinafter defined), Covalent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, to consummate the transactions contemplated hereby. This Agreement and the documents contemplated hereby to be executed and delivered by Covalent have been duly executed and delivered by Covalent, or will be duly executed and delivered by Covalent, as the case may be, and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of Covalent, enforceable against Covalent in accordance with their respective terms, except as enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

(c) Non-Contravention. Subject to the approval of the stockholders of Covalent of this Agreement and the transactions contemplated herein, including the Covalent Charter Amendment, the execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by Covalent do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Covalent under, any agreement, indenture or other instrument by which Covalent is bound; Covalent’s Organizational Documentation; any judgment, decree, order, or award of any court, governmental body, or arbitrator; or any applicable law, rule, or regulation.

(d) Subsidiaries and Joint Ventures, Corporate Status and Outstanding Stock of Subsidiaries. Schedule 6(d) hereto lists all of Covalent’s direct and indirect subsidiaries (each a “Covalent Subsidiary” and collectively, the “Covalent Subsidiaries”) and all of Covalent’s direct and indirect partnership interests and other interests of any kind in any corporation, partnership, joint venture, association or other entity. Each Covalent Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective country of incorporation, as set forth on Schedule 6(d), has the power and authority to own its properties and to carry on its business as it is now being conducted. Each Covalent Subsidiary has the authorized capital, with such par value and number of shares outstanding as are set forth on Schedule 6(d) and all of the outstanding shares of capital stock of each Covalent Subsidiary have been duly authorized and validly issued, are fully paid and/or contributed as required by the appropriate Organizational Documentation of the Covalent Subsidiary. No shares of capital stock of any of the Covalent Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of any Covalent Subsidiary, nor are there any commitments to issue or execute any such options, warrants, rights, subscriptions, or other instruments or agreements. There are no restrictions of any kind which prevent the payment of dividends by any of the Covalent Subsidiaries. Neither Covalent nor any Covalent Subsidiary owns, directly or indirectly, any capital stock or other equity interest in any person or entity or has any direct or indirect equity or ownership interest in any person or entity, and neither Covalent nor any Covalent Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any person or entity. The Covalent Subsidiaries are not in default or in violation of any provision of their Organizational Documentation. Covalent is, and at the Closing shall be, the beneficial and record owner of all of the issued and outstanding shares of capital stock or other interests of each Covalent Subsidiary. Covalent has, and at the Closing shall have, good, marketable and unencumbered title to such shares or interests, free and clear of all liens, security interests, pledges, claims, options and rights of others.

(e) SEC Filings; Financial Statements

(i) Covalent has filed all forms, reports, and documents required to be filed by Covalent with the SEC since January 1, 2003 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the “Covalent SEC Reports”). The Covalent SEC Reports at the time filed, with respect to all of the Covalent SEC Reports other than registration statements filed under the Securities Act of 1933, as amended (the “Securities Act”), or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be. None of the Covalent Subsidiaries is required to file any forms, reports, or other documents with the SEC.

(ii) Financial Statements. The audited consolidated balance sheet of Covalent and the Covalent Subsidiaries for the years ended December 31, 2003 and 2004 and the unaudited consolidated balance sheet for the twelve-month period ended December 31, 2005, and the related consolidated statements of income (loss) and cash flows for the fiscal years or for the twelve-month period, as the case may be, ended on the dates of such balance sheets, and all related schedules and notes to the foregoing, copies of all of which constitute Schedule 6(e), complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP, consistently applied throughout the periods reported upon and with past periods, and fairly and accurately present in all material respects the consolidated financial position of Covalent and the Remedium Subsidiaries as at the dates of such balance sheets, and the consolidated results of the operations and cash flows of Covalent and the Covalent Subsidiaries for the periods ended on such dates, except that the unaudited financials are subject to normal and recurring year-end adjustments and the pending audit thereon.

(iii) Covalent has since January 1, 2003 complied in all material respects with the rules and regulations of the National Association of Securities Dealers, Inc. for companies listed on the Nasdaq SmallCap Market.

(f) Real Estate.

(i) Covalent does not have any obligation or duty relating to, or any right, title or interest in, any real estate except those properties disclosed on Schedule 6(f)(i) which Covalent or the Covalent Subsidiaries leases or subleases, as tenant or subtenant (the “Covalent Leased Properties”). Except as set forth in Schedule 6(f)(i), all Covalent Leased Properties are available to be used without restriction in the conduct and operation of the business of Covalent and the Covalent Subsidiaries. Covalent Leased Properties are in good operating condition and repair and do not require any repairs other than normal routine maintenance to maintain them in good condition and repair.

(ii) Neither Covalent nor any Covalent Subsidiary has received any written notice from any insurance company which has issued a policy with respect to any of the Covalent Leased Properties or from any public official or board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in, or suggesting or requesting the performance of any repairs, alterations or other work to, any of the Covalent Leased Properties, except for any written notices as to which all defects and suggested repairs, alterations or other work have been fully performed.

(iii) There are no property management, service, equipment, supply, security, maintenance, construction, concession or other agreements with respect to or affecting the Covalent Leased Properties that will burden Covalent after the date hereof, except as disclosed on Schedule 6(f)(iii).

(iv) All certificates of occupancy or similar documentation and all other licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction over the Covalent Leased Properties to the extent required to be obtained by the tenant or subtenant under the Leases for the Covalent Leased Properties and any requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Covalent Leased Properties, have been paid for (to the extent applicable), are unconditional, valid and in full force and effect, and will not be invalidated, violated or otherwise adversely affected by the execution or performance of this Agreement or the consummation of any of the transactions contemplated herein. Each of Covalent and any Covalent Subsidiary which is a tenant under any of the Covalent Leases (as hereinafter defined) and any subtenant of Covalent or any Covalent Subsidiary under any of the Covalent Leases is in material compliance with all laws applicable to the use and occupancy by a tenant of the Covalent Leased Properties.

(v) (A) All leases or subleases and any and all amendments and supplements thereto (collectively, the “Covalent Leases”) of the Covalent Leased Properties, whether oral or written, are disclosed on Schedule 6(f)(v), including for each its date, the name of the landlord (and owner if different from the landlord), the name of the lessee and any sublessee, the location and use of the property, the monthly base rental payment and the lease expiration date; (B) Covalent has delivered to the Representative true, correct and complete copies of all Covalent Leases, and all such non-disturbance agreements; (C) except as disclosed on Schedule 6(f)(v), Covalent or a Covalent Subsidiary is the holder of the lessee’s or sublessee’s interest, as applicable, in each Covalent Lease and neither Covalent nor any Covalent Subsidiary has assigned any Covalent Lease or any interest therein or subleased any portion of the Covalent Leased Properties; (D) each Covalent Lease is in full force and effect; (E) each of Covalent and any Covalent Subsidiary which is a tenant under the Covalent Leases is paying its rent currently and has not asserted any claim for set-off against rent which has not been resolved; (F) neither Covalent nor any Covalent Subsidiary is, and, to the knowledge of Covalent, each landlord under any Covalent Lease is not, in default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default by Covalent or any Covalent Subsidiary or, to the knowledge of Covalent, any landlord under any Covalent Lease; and (G) neither the execution or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any of the Covalent Leases.

(g) Personal Property. Except as disclosed on Schedule 6(g), (A) Covalent and each Covalent Subsidiary has good, valid and marketable title to all personal property, tangible and intangible (including, but not limited to, Intellectual Property, as defined below) owned by it, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, licenses to third parties, encumbrances and claims of every kind or character, except for Permitted Encumbrances, (B) Covalent or a Covalent Subsidiary is the owner, lessee or licensee of all the personal property now located in or upon the premises occupied by Covalent or a Covalent Subsidiary and of all personal property that it uses in the operation of its business, and (C) all equipment, furniture and fixtures, and other tangible personal property of Covalent and each Covalent Subsidiary is in good operating condition and repair and does not require any repairs other than normal routine maintenance to maintain such property in good operating condition and repair

(h) Intellectual Property.

(i) The Intellectual Property listed on Schedule 6(h)(i) (collectively “IP”) is the only IP owned or licensed by Covalent and the Covalent Subsidiaries in the operation of their respective businesses. No claim has been asserted against Covalent nor any Covalent Subsidiary alleging any conflict or claim of conflict of the IP with the Intellectual Property of others or asserting any rights in the IP. Covalent or a Covalent Subsidiary is the sole and exclusive owner of the IP listed on Schedule 6(h)(i) and, except as set forth in Schedule 6(h)(i), has the sole and exclusive right to use such IP. As used herein, “Intellectual Property” shall include trademarks, trade names, logos, service marks, copyrights, patents, pending patent applications, domain names, shoprights, know-how, trade secrets, domain names, computer programs and computer software and the like and other items commonly known as intellectual property. To the knowledge of Covalent, there is no infringement of Covalent’s or the Covalent

Subsidiaries’ IP that would have a Material Adverse Effect on Covalent. No trademark owned by Covalent or any of the Covalent Subsidiaries is involved in any opposition, invalidation or cancellation proceeding, and to the knowledge of Covalent, no such proceeding is threatened.

(ii) Covalent or a Covalent Subsidiary is the registered owner of the United States and foreign patents and trademarks disclosed on Schedule 6(h)(ii) and has applications pending with the U.S. Patent Office and equivalent offices in other countries for the patents and trademarks disclosed on Schedule 6(h)(ii) as being pending. Covalent has no knowledge of any adverse claim of any kind with respect to any of such patents, trademarks or applications therefor and has no knowledge that any such application will not be granted.

(i) Software. Covalent or a Covalent Subsidiary has the right to use, or is indemnified for or otherwise protected from any risk for using, the computer software used by Covalent and the Covalent Subsidiaries in connection with their respective businesses. Covalent has no knowledge of any claim or proceeding asserted or threatened in which infringement by such software upon the rights of any third parties is alleged. Covalent and the Covalent Subsidiaries have complied in all material respects with all of their software license agreements. Neither Covalent nor any of the Covalent Subsidiaries shall be in breach of any software license agreement as a result of entering into this Agreement or by consummating any of the transactions contemplated hereunder.

(j) Accounts Receivable. Each of the accounts receivable of Covalent and the Covalent Subsidiaries outstanding as of the Closing Date constitutes on such date a valid claim in the full amount thereof against the debtor charged therewith on the books of Covalent or the Covalent Subsidiaries and was acquired in the ordinary course of Covalent’s or the Covalent Subsidiaries’ business. No account debtor has any valid set-off, deduction or defense with respect thereto and no account debtor has asserted any such set-off, deduction or defense. Subject to any reserve for doubtful accounts set forth in the statement of Covalent’s Closing Net Worth, such accounts receivable will be fully collected to the extent of the face value thereof.

(k) Insurance. Covalent and the Covalent Subsidiaries maintain insurance policies bearing the numbers, for the terms, with the companies, in the amounts, having the named insureds, providing the general coverage, and with the premiums disclosed on Schedule 6(k). All of such policies are in full force and effect, neither Covalent nor any Covalent Subsidiary is in default of any provision thereof and all premiums due (without regard to any grace period) with respect to such policies have been paid. Neither Covalent nor any Covalent Subsidiary has been refused any insurance for which it has applied and has not received notice from any issuer of any policy issued to it of the insurer’s intention to cancel or refusal to renew any such policy issued by such insurer. True, correct and complete copies of all such policies have been delivered to Covalent.

(l) Liabilities. At the Closing, neither Covalent nor any Covalent Subsidiary shall have any liabilities, whether fixed, contingent, or otherwise, except as and to the extent reflected on the Net Worth Statement or disclosed on Schedule 6(l).

(m) Contracts, Leases, Agreements and Other Commitments.

(i) All of the Covalent Agreements (as hereinafter defined) are in full force and effect and are valid, binding and enforceable against Covalent or the Covalent Subsidiaries, as the case may be, and against the other respective parties thereto, in accordance with their respective terms. Covalent, the Covalent Subsidiaries and, to the knowledge of Covalent, all other parties to all of the Covalent Agreements have performed all obligations required to be performed to date under the Covalent Agreements and none of Covalent, the Covalent Subsidiaries or, to the knowledge of Covalent, any such other party is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default by Covalent or the Covalent Subsidiaries thereunder or otherwise result in any payment obligations on the part of Covalent or the Covalent Subsidiaries not reserved for in the books of Covalent or the Covalent Subsidiaries. The execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice, the lapse of time, or both, result in an impairment or termination of, or result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any Covalent Agreement. Neither Covalent nor the Covalent Subsidiaries have received any written notice of any intention by any party to terminate or amend any Covalent Agreement.

(ii) Covalent has made available to Remedium (a) all outstanding written and oral proposals, bids, offers or guaranties made by Covalent or any Covalent Subsidiary, which, if accepted, would result in any or could impose any debts, obligations or liabilities upon Covalent or any Covalent Subsidiary, and (b) unexpired warranties relating to Covalent’s and the Covalent Subsidiaries’ products or services, detailing the products or services covered by each warranty (the “Product Warranties”).

(iii) For purposes of Subparagraph 6(m) the term “Covalent Agreements” means (A) any material written, oral or implied contract or agreement, including but not limited to any contract or agreement for the purchase or sale of merchandise or for the rendition of services, (B) any material written, oral or implied lease, or (C) any written, oral or implied power of attorney, guaranty, surety arrangement or other commitment granted by Covalent and/or any Covalent Subsidiary to or for the benefit of any third party. A “material” agreement, contract or lease shall mean an agreement, contract or lease pursuant to which Covalent or any Covalent Subsidiary is obligated to pay, or provide services valued at, or is entitled to receive, amounts in excess of $25,000 in any 12-month period. Any lease of real property shall be deemed a material lease. Covalent has made available to Remedium a complete list of all Covalent Agreements.

(n) Labor Relations, Employees.

(i) Set forth on Schedule 6(n)(i) is a list of:

(A) all collective bargaining or similar agreements and any written amendments thereto, as well as all arbitration awards decided under any such collective bargaining agreements or similar agreements, and all oral assurances or modifications, past practices, and/or arrangements made in relation thereto, to which Covalent or any Covalent Subsidiary is a party or by which it is bound; and

(B) all employment, managerial, or advisory agreements or agreements protecting proprietary or confidential processes to which Covalent or any Covalent Subsidiary is a party or by which it is bound.

(ii) Covalent has delivered to Remedium a true and correct list of the names and ages of all retired or former employees of Covalent and each Covalent Subsidiary, if any, who are receiving or are entitled to receive (now or in the future) from Covalent or a Covalent Subsidiary any funded or unfunded pensions, funded or unfunded welfare benefits, or any deferred compensation, including their current annual funded or unfunded pension rates, their current annual funded or unfunded welfare costs, and the amounts of such deferred compensation to which they are entitled.

(iii) Covalent has delivered to Remedium true, complete and correct copies of all of the documents referred to in Schedule 6(n)(i) hereof and all of the personnel policies, handbooks, procedures, and forms of employment applications relating to the employees of Covalent or any Covalent Subsidiary.

(iv) Except as set forth on Schedule 6(n)(iv):

(A) there is no union representing or purporting to represent any of the employees of Covalent or any Covalent Subsidiary and neither Covalent nor any Covalent Subsidiary is subject to any collective bargaining agreements with any union representing or purporting to represent the employees of Covalent or any Covalent Subsidiary;

(B) in the past five years, there have been no strikes, slowdowns, or other work stoppages, lockouts, grievance proceedings, arbitrations, labor disputes, lawsuits, administrative proceedings or representation questions pending or, to the knowledge of Covalent, threatened, between Covalent or the Covalent Subsidiaries on the one hand, and any labor union representing or purporting to represent any employees of Covalent or any Covalent Subsidiary, on the other;

(C) Covalent and the Covalent Subsidiaries have complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, overtime, bonuses, severance pay, benefits, occupational safety and health and the and the payment of social security, unemployment compensation and similar taxes, and neither Covalent nor any Covalent Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing;

(D) there are no charges, suits, actions, administrative proceedings or investigations, and/or claims, instituted by or against, pending, or, to the knowledge of Covalent, threatened against, affecting, naming and/or involving Covalent or any Covalent Subsidiary, whether domestic or foreign, before any court, governmental agency, department, board of instrumentality, or before any arbitrator (collectively “Actions”), concerning, or in any way related to the employees of Covalent or any Covalent Subsidiary, including, without limitation, Actions involving unfair labor practices, failure to pay wages or overtime, breach of implied or express employment contract, wrongful discharge and/or any other restriction on the right of Covalent or any Covalent Subsidiary to terminate its respective employees, employment discrimination, occupational safety and health, and workers’ compensation; and

(E) there are no post-employment benefits, including but not limited to retiree medical, retiree life and retiree accidental death and disability benefits for current or former employees of Covalent or any Covalent Subsidiary.

(v) There are no express or implied agreements, policies, practices, or procedures, whether written or verbal, pursuant to which any employee or agent or contractor of the Covalent or any Covalent Subsidiary is not terminable at will. Covalent has no knowledge of any senior employee of the Covalent or any Covalent Subsidiary that will leave the employ of the Covalent or any Covalent Subsidiary as a result of the transactions contemplated hereby.

(o) Employee Benefit Plans.

(i) Covalent has made available to Remedium a complete and accurate list of all employee benefit plans (the “Covalent Plans”) which Covalent or any Covalent Subsidiary maintain, sponsor, contribute to, are liable for (directly or indirectly) or are bound, legally or otherwise, including, without limitation, any profit-sharing, deferred compensation, bonus, payroll, sick leave, consulting, stock option, stock purchase, stock bonus, employee stock ownership plan, pension, retainer, retirement, vacation, change of control, disability, severance, insurance, welfare or incentive pay policy, agreement, practice or arrangement; any plan, agreement or arrangement if providing for fringe benefits or perquisites to employees, officers, directors or agents of Covalent or any Covalent Subsidiary, including but not limited to benefits relating to employer-supplied automobiles, clubs, medical, dental, hospitalization, life insurance and other types of insurance, retiree medical, retiree life insurance and any other type of benefits for retired and terminated employees.

(ii) True and complete copies of the following documents with respect to any Covalent Plan of Covalent or any Covalent Subsidiary, as applicable, have been delivered to Covalent: (A) the most recent Covalent Plan document and trust agreement (including any amendments thereto), (B) all summary plan descriptions, (C) a written description of each material non-written Covalent Plan, (D) each written communication to employees intended to describe a Covalent Plan or any benefit provided by such Covalent Plan, (E) the most recent actuarial report, and (F) all correspondence with any governmental agency concerning any Covalent Plan. Each report described in clause (E) accurately reflects the funding status of the Covalent Plan to which it relates and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such Covalent Plan.

(iii) Each Covalent Plan is and has been maintained in compliance in all material respects with applicable law and with any applicable collective bargaining agreements or other contractual obligations.

(iv) There is no unfunded liability with respect to any Covalent Plan.

(v) Each of Covalent and the Covalent Subsidiaries has funded each Covalent Plan in accordance with the terms of such Covalent Plan through the date hereof, including the payment of applicable premiums on insurance contract funding a Covalent Plan, for coverage provided through the date hereof.

(vi) Except as contemplated herein or required by law, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Covalent Plan, policy, arrangement, statement, commitment or agreement which (either alone or upon the occurrence of any additional or subsequent event) will result in any obligation of Covalent or any Covalent Subsidiary to make any payment (whether of severance pay, including, and not limited to, salary, related vacation pay, pension pay and other similar payments and costs, or otherwise) or to accelerate, vest or increase the amount of benefits payable to any employee or former employee or director of Covalent or any Covalent Subsidiary. Except as listed on Schedule 6(o)(vi), no Covalent Plan or agreement provides for the payment of severance benefits upon the termination of any employee’s employment.

(vii) The audited consolidated balance sheets of Covalent and its Covalent Subsidiaries for the years ended December 31, 2003 and 2004 and the unaudited consolidated balance sheets for the twelve month period ended December 31, 2005, as well as Covalent’s Net Worth Statement properly and adequately reflect or will reflect, as applicable, in accordance with US GAAP consistently applied with prior periods, any and all liabilities and obligations of Covalent and the Covalent Subsidiaries relating to any period ending on or prior to the date hereof relating to or in respect of current and former employees of Covalent or the Covalent Subsidiaries, for (A) unpaid compensation, salaries, wages, vacation pay, disability payments and other payroll items (including, without limitation, bonus, incentive or deferred compensation), (B) unpaid contributions, costs and expenses to or in respect of any Covalent Plans, and (C) severance or other termination benefits relating to, resulting from or arising in respect of any termination of employment occurring on or prior to the date hereof.

(p) Litigation. Except for the matters set forth on Schedule 6(p), (A) neither Covalent nor any Covalent Subsidiary, nor any of their assets (including, without limitation, the Covalent Agreements), is a party or is subject to, or to the knowledge of Covalent, threatened with, any suit, action, arbitration, administrative or other proceeding, either at law or in equity, or governmental investigation by or before any court, governmental department, commission, board, agency or instrumentality, domestic or foreign; (B) there is no judgment, decree, award or order outstanding against Covalent or any Covalent Subsidiary; (C) neither Covalent nor any Covalent Subsidiary is contemplating the institution by it of any suit, action, arbitration, administrative or other proceeding; and (D) to the knowledge of Covalent, there is no basis for any suit, action, arbitration or administrative proceeding against Covalent or any Covalent Subsidiary, and there has been no occurrence that may result in a claim for damages against Covalent or any Covalent Subsidiary. The insurance carriers of Covalent or the Covalent Subsidiaries, as applicable, have agreed to defend and indemnify Covalent and any Covalent Subsidiary, whichever is applicable, against any loss resulting to Covalent or any Covalent Subsidiary from all matters set forth on Schedule 6(p).

(q) Suppliers and Customers. Covalent has made available to Remedium a complete and accurate list of the names of all suppliers and customers of Covalent and the Covalent Subsidiaries which respectively contribute more than 5% of all sales and services to, and orders and use of services from, Covalent and Covalent Subsidiaries taken as a whole

(“Suppliers” and “Customers,” respectively). No Supplier or Customer of Covalent or the Covalent Subsidiaries has canceled or otherwise terminated, or, to the knowledge of Covalent, threatened to cancel or otherwise terminate, its relationship with Covalent or any Covalent Subsidiary, or has during the last 12 months decreased materially, or, to the knowledge of Covalent, threatened to decrease or limit materially, its business with Covalent or any Covalent Subsidiary. To the knowledge of Covalent, the acquisition of the Shares by Covalent will not adversely affect the relationship of Covalent or a Covalent Subsidiary with any Supplier or Customer.

(r) Conflicting Interests. Except as disclosed on Schedule 6(r), no director, officer or manager of Covalent or any Covalent Subsidiary (a) has any pecuniary interest in any supplier or customer of Covalent or any Covalent Subsidiary or in any other business enterprise with which Covalent or any Covalent Subsidiary conducts business or with which Covalent or any Covalent Subsidiary is in competition; (b) is indebted to Covalent or any Covalent Subsidiary; (c) is a party to any transaction or agreement with Covalent or any Covalent Subsidiary (apart from such person’s status as a director, officer or manager as such); or (d) has any business or other interest in conflict with the interests of Covalent or any Covalent Subsidiary.

(s) Compliance with Law and Regulations. Covalent and each Covalent Subsidiary is in compliance with, and has at all times during the past six years complied with, all requirements of local and foreign law and all requirements of all governmental, administrative or regulatory bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it. Without limiting the foregoing, Covalent and each Covalent Subsidiary has paid all monies to obtain, and has obtained and now holds, all licenses, permits, certificates, and authorizations needed or required for the conduct of its business as currently conducted and the current use of its properties and the premises occupied by it. Covalent and each Covalent Subsidiary has properly filed all reports and other documents required to be filed within the past six years with any local or foreign government, subdivision or agency thereof. In the past six years, neither Covalent nor any Covalent Subsidiary has received any notice from any government, municipality, administrative or regulatory authority, or any insurance or inspection body that any of its properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. All licenses, permits, orders and approvals issued by any governmental body or agency currently in effect and pertaining to the property, assets or business of Covalent and Covalent Subsidiaries are listed on Schedule 6(s) and, except as noted on Schedule 6(s), none of the items so listed will lapse or expire as a result of the transactions contemplated hereby. To the knowledge of Covalent, except as set forth on Schedule 6(s), there are no regulations or legislation pending before any local or foreign government, government agency, administration body or legislature which, if adopted, would have a Material Adverse Effect on Covalent.

(t) Environmental Matters.

(i) Covalent and the Covalent Subsidiaries and to the knowledge of Covalent, any predecessor of Covalent or the Covalent Subsidiaries are and at all times have been in compliance with all Environmental Laws governing their business, operations, properties and assets, which compliance includes, but is not limited to: (i) the possession by Covalent and the Covalent Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (ii) all requirements relating to the Discharge and Handling of Regulated Substances and Wastes (iii) all requirements relating to notice, record keeping and reporting; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising, under, any Environmental Law (“Covalent Environmental Demands”). Neither Covalent nor any Covalent Subsidiary has received any communication from any governmental authority, employee, group or third party alleging that it is not in compliance or that it has investigatory or remedial obligations or other liability pursuant to Environmental Law. To the knowledge of Covalent, there are no circumstances that may prevent or interfere with such full compliance or give rise to investigatory or remedial obligations or other liabilities pursuant to Environmental Law in the future. All permits and other governmental authorizations currently held by Covalent and the Covalent Subsidiaries pursuant to any Environmental Laws and Covalent Environmental Demands issued to Covalent and the Covalent Subsidiaries are identified in Schedule 6(t).

(ii) There are no Covalent Environmental Claims (as hereinafter defined) pending or, to the knowledge of Covalent, threatened against Covalent or any Covalent Subsidiary or, to the knowledge of Covalent, against a predecessor of Covalent or any Covalent Subsidiary.

(iii) For purposes of this Agreement, “Covalent Environmental Claim” means any notice, lien, claim, action, cause of action, order, communication, investigation, or proceeding (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup, removal or remediation costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or threatened release into the environment of any Regulated Substance at any location, whether or not owned or operated by Covalent or any Covalent Subsidiary, and (b) circumstances forming the basis of any violation, or alleged violation, of, or liability pursuant to any Environmental Law.

(u) Tax Matters.

(i) Tax Matters Relating to Covalent and Covalent Subsidiaries.

(A) Covalent and each Covalent Subsidiary has filed when due in a timely fashion all Returns that are required to be filed on or before the date hereof and will file when due in timely fashion all returns that are required to be filed on or before the Closing Date by or with respect to Covalent and any Covalent Subsidiary (taking into account in each case all extensions of time within which to file to which they are entitled or which they may have been granted). All such Returns are correct and complete. Neither Covalent nor any Covalent Subsidiary is the current beneficiary of any extension of time within which to file any Return. No claim has been made by a taxing authority in a jurisdiction where Covalent and any Covalent Subsidiary does not file Returns that any of them is or may be subject to or liable for any Tax imposed by that jurisdiction;

(B) All Taxes shown to be due on the returns referred to in clause (A) for which each of Covalent and any Covalent Subsidiary is liable have been paid or will be paid prior to the due date thereof; all Taxes due on or before the date hereof for which no Return is required have been paid when due in a timely fashion; and all such Taxes for which no Return is required due on or before the Closing Date will be paid when due in a timely fashion (in each case taking into account all extensions of time within which to pay to which they are entitled or which they may have been granted). All unpaid Taxes attributable to any period ending on or prior to the Closing Date will be accrued in full on Covalent’s Net Worth Statement. Covalent shall pay when due any transfer and stamp taxes due as a result of the transaction contemplated hereby. There are no liens on any assets of Covalent or any Covalent Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax other than liens for Taxes not yet due and payable;

(C) Covalent and each Covalent Subsidiary has withheld or collected and paid or deposited all Taxes required to have been withheld or collected and paid or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, partner or other third party;

(D) No taxing authority has asserted, or threatened to assert, any adjustment, deficiency or assessment for any Taxes against Covalent or any Covalent Subsidiary; none of the Returns referred to in clause (A) hereof are under examination or investigation by any taxing authority; and no basis exists for any such adjustment, deficiency or assessment which would result in additional Taxes owed by Covalent or any Covalent Subsidiary for any period for which Returns have been filed since December 31, 2001. Covalent has made available to Remedium correct and complete copies of all local and foreign income tax Returns filed, examination reports issued, and statements of deficiencies assessed against or agreed to by Covalent or any Covalent Subsidiary or statements of deficiencies for which Covalent or any Covalent Subsidiary may be liable since December 31, 2001;

(E) Neither Covalent nor any Covalent Subsidiary have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax adjustment, assessment or deficiency except for such waivers or extensions which, by their terms, have elapsed as of the date of this Agreement;

(F) Neither Covalent nor any Covalent Subsidiary has any income or gain that may be reportable for a period ending after the date hereof or the Closing Date without the receipt of an equal amount of cash, which is attributable to a transaction occurring in or a change in accounting method made for a period ending on or prior to the date hereof or the Closing Date;

(G) There are no currently outstanding requests made by any of the Stockholders, Covalent or a Covalent Subsidiary for tax rulings, determinations or information that could affect the Taxes of Covalent or any Covalent Subsidiary; and

(H) Neither Covalent nor any Covalent Subsidiary has any liability for taxes of any other person or entity, whether as a result of statutory or regulatory authority, contract of otherwise.

(v) Conduct of Business; No Material Adverse Effect. Since December 31, 2004, (A) Covalent and each of the Covalent Subsidiaries has conducted its business in the ordinary and usual course, and (B) there has not been a Material Adverse Effect on Covalent.

(w) No Broker or Finder. Except for its obligation to Savvian Advisors, LLC, Covalent has not taken any action, or incurred any obligation, contingent or otherwise, which would give rise to a valid claim against Stockholders and/or Covalent by a broker, finder, agent or other intermediary for introducing the parties in connection with, or otherwise procuring, this Agreement or the transaction(s) contemplated hereby.

(x) Statements and Other Documents Not Misleading. Neither this Agreement, including all Exhibits and Schedules, nor the closing documents, contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact necessary to be stated in order to make any statement contained therein not false or misleading. There is no fact known to Covalent which materially adversely affects the business, prospects, financial condition or affairs of Covalent, the Covalent Subsidiaries, or any of their assets or liabilities which has not been set forth in, or referred to in, this Agreement or the Schedules hereto.

7. Continuation and Survival of Representations and Warranties.

(a) The representations and warranties of the parties hereunder shall survive the consummation of the transaction provided for in this Agreement and shall expire on the second anniversary of the Closing Date, except for the representations and warranties that are set forth in subparagraph 5(u) and 6(u) which shall expire upon expiration of the applicable statute of limitations, and provided further that there shall be no expiration with respect to those representations and warranties set forth in Paragraph 4. “To the knowledge” or similar words shall mean to the actual knowledge of a Stockholder, or, with respect to Covalent, the actual knowledge of Kenneth M. Borow, Lawrence R. Hoffman and Alison O’Neill.

(b) Each representation, warranty and covenant contained herein is independent of all other representations, warranties and covenants contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any representations or warranties contained herein shall not be construed as exceptions or qualifications to any other warranty or representation. No representation or warranty of a party contained herein shall be deemed to have been waived, affected or impaired by any investigation made by, or knowledge of, the other party.

8. Covenants of Stockholder Prior to Closing. Between the date of this Agreement and the Closing Date:

(a) Stockholders shall cause Remedium to conduct the business of Remedium in the usual, ordinary course in substantially the same manner as previously conducted, and shall use reasonable efforts to preserve intact the current business organization of Remedium and the Remedium Subsidiaries, maintain relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Remedium and the Remedium Subsidiaries, and pay all of its obligations to suppliers, creditors and others in a timely manner subject to good faith disputes. Remedium shall not, and Stockholders shall not take any action to cause Remedium to, (i) pay any dividend or otherwise make any cash distribution or payment to the Stockholders, other than regular payments pursuant to the terms of existing employment agreements, if any, between Remedium and such Stockholders, or (ii) without the written consent of Covalent, undertake any capital expenditures in excess of $100,000 in the aggregate or make any payments outside the ordinary cause of business.

(b) Stockholders shall, and Stockholders shall cause Remedium to, use its reasonable efforts to avoid taking (or failing to take) any action which it knows or should know would result in the inaccuracy of, or the breach or violation of, any of the representations, warranties, covenants and agreements of Stockholders set forth herein.

(c) Stockholders shall promptly notify Covalent in writing if Stockholders become aware of any fact or condition that causes or constitutes an inaccuracy in, or the breach or violation of, any of the representations, warranties, covenants or agreements of Stockholders set forth herein.

(d) Stockholders shall cause Remedium to, afford Covalent (and its attorneys, accountants, representatives and agents) during normal business hours, upon reasonable advance notice, with full and free access to Remedium’s and the Remedium Subsidiaries’ premises, accounts, books and records, personnel, properties, assets, contracts, financial and tax information, and such other documents, data and information as Covalent may reasonably request, and to provide Covalent with such copies thereof as Covalent may reasonably request; provided, however, that Covalent shall schedule such access through the Representative and in such a way as to avoid material disruption of the normal business operations of Remedium and the Remedium Subsidiaries.

(e) Between the date of this Agreement and the earlier of (i) the Closing Date or (ii) the second (2nd) anniversary hereof, Stockholders shall cause Remedium and each of its Affiliates not to, directly or indirectly, (a) induce or attempt to induce any person employed by Covalent or one of its Affiliates within 12 months prior to the Execution Date or after the Execution Date (each a “Covalent Employee”) to leave the employ of Covalent, or in any way interfere adversely with the relationship between any Covalent Employee and Covalent, or (b) induce or attempt to induce any Covalent Employee to work for, render services or provide advice to or supply confidential business information or trade secrets of Covalent to Remedium or any third person, firm or corporation.

(f) Remedium shall consult with Covalent before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, or with respect to anything involving or referring to Covalent, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

(g) Remedium will pay the fees, expenses and disbursements of Remedium and its representatives incurred in connection with the execution, delivery and performance of this Agreement and the transactions contemplated by the Agreement.

(h) Remedium shall provide Covalent, as soon as practicable after the date hereof with true and correct copies of its Financial Statements as of and for the periods ended December 31, 2004 and December 31, 2005, which Financial Statements shall be prepared in accordance with Finnish GAAP, consistently applied throughout the periods reported upon and with past periods and which have been reconciled with US GAAP and audited by an internationally recognized US accounting firm that has provided an unqualified audit opinion thereon.

9. Covenants of Covalent Prior to Closing.

(a) Between the date of this Agreement and the Closing Date, Covalent conduct its business in the usual, ordinary course in substantially the same manner as previously conducted, and shall use reasonable efforts to preserve intact its and the Covalent Subsidiaries’ current business organization, maintain relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Covalent and the Covalent Subsidiaries, and pay all of its obligations to suppliers, creditors and others in a timely manner subject to good faith disputes.

(b) Covalent shall use its reasonable efforts to avoid taking (or failing to take) any action which it knows or should know would result in the inaccuracy of, or the breach or violation of, any of the representations, warranties, covenants and agreements of Covalent set forth herein.

(c) Covalent shall promptly notify Stockholder in writing if Covalent becomes aware of any fact or condition that causes or constitutes an inaccuracy in, or the breach or violation of, any of the representations, warranties, covenants or agreements of Covalent set forth herein.

(d) Covalent shall afford Remedium (and its attorneys, accountants, representatives and agents) during normal business hours, upon reasonable advance notice, with full and free access to Covalent’s and the Covalent Subsidiaries’ premises, accounts, books and records, personnel, properties, assets, contracts, financial and tax information, and such other documents, data and information as Remedium may reasonably request, and to provide Remedium with such copies thereof as Remedium may reasonably request; provided, however, that Remedium shall schedule such access in such a way as to avoid material disruption of the normal business operations of Covalent and the Covalent Subsidiaries.

(e) As soon as reasonably practicable after the execution of this Agreement, Covalent shall take all action necessary to call, give notice of and convene and hold a special meeting of its stockholders (the “Stockholder Meeting”) to discuss and vote upon (i) an amendment to its Certificate of Incorporation increasing the number of authorized shares thereunder (the “Covalent Charter Amendment”), (ii) the approval of the issuance of the Consideration Shares and the Holdback Shares in accordance with the terms of this Agreement,

(iii) election of three (3) new directors (the “Remedium Directors”) two of whom shall be Kai Lindevall and Petri Manninen and the third director shall be designated by Remedium and taking any action necessary to establish seven (7) as the total number of directors in the Covalent Board of Directors, (iv) changing Covalent’s name to “ Encorium BioSolutions Inc.” and (v) taking any other action necessary to accomplish the combination contemplated by this Agreement. In connection therewith, Covalent shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement and use its commercially reasonable efforts to have the proxy statement cleared by the Commission as promptly as practicable after such filing. The proxy statement shall include a recommendation of the Board of Directors of Covalent that its shareholders vote in favor of the proposals described above. The proxy statement shall also serve as a Registration Statement on Form S-4 (or any other form that Covalent deems appropriate) pursuant to which Covalent shall use commercially reasonable efforts to register with the SEC the Consideration Shares and the Holdback Shares and have such Registration Statement declared effective by the SEC. Covalent agrees that, should any of the Remedium Directors cease to be a director of Covalent for any reason during the first 18 months after the Closing Date, any such vacancy shall be filled by the election of a candidate recommended by Kai Lindevall.

(f) Between the date of this Agreement and the earlier of (i) the Closing Date or (ii) the second (2nd) anniversary hereof, Covalent and each of its Affiliates shall not, directly or indirectly, (a) induce or attempt to induce any person employed by Remedium or one of its Affiliates within 12 months prior to the Execution Date or after the Execution Date (each a “Remedium Employee”) to leave the employ of Remedium, or in any way interfere adversely with the relationship between any Remedium Employee and Remedium, or (b) induce or attempt to induce any Remedium Employee to work for, render services or provide advice to or supply confidential business information or trade secrets of Remedium Covalent or to any third person, firm or corporation.

(g) Covalent agrees that for a period of one (1) year following the Closing Date, without the consent of the Stockholders, it shall not cause Remedium and the Remedium Subsidiaries to adversely affect the compensation and benefits (not including equity compensation) of all individuals employed by Remedium or the Remedium Subsidiaries as of the date of this Agreement.

(h) Covalent shall consult with Remedium before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, or with respect to anything involving or referring to Remedium, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

(i) Covalent will pay the fees, expenses and disbursements of Covalent and its representatives incurred in connection with the preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement.

(j) Covalent shall use best efforts to raise at least $4,000,000 net proceeds from a private placement of securities (the “Pre-Closing Financing”).

10. Conditions Precedent to Stockholders’ Obligation to Close. Stockholders’ obligation to sell the Shares, to take the other actions required to be taken by Stockholders at Closing, and to otherwise close the transactions subject to this Agreement, is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived, in whole or in part, by the Stockholders):

(a) The representations and warranties of Covalent set forth in this Agreement (without regard to materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations speak as of an earlier date), except where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Covalent and the Covalent Subsidiaries, taken as a whole. For purposes of this Agreement, a “Material Adverse Effect” with respect to a party means any event, change, effect, condition, occurrence or development, individually or in the aggregate with such other events, changes, effects, conditions, occurrences or developments, which would have or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, or (b) the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include any event, change, effect, condition, occurrence or development directly or indirectly arising out of or attributable to (i) conditions, events, or circumstances generally affecting the economy as a whole or a party’s industry as a whole, (ii) conditions, events, or circumstances resulting from or arising out of the public announcement of the execution of this Agreement or the transactions contemplated hereby, or (iii) any conditions, events, or circumstances caused by the taking of any action by a party that has been approved in writing by the other party.

(b) All of the covenants and obligations that Covalent is required to perform or comply with pursuant to this Agreement at or prior to Closing must have been performed and complied with in all material respects, except as otherwise consented to in writing by Stockholders.

(c) The Board of Directors of Covalent shall have been expanded to add three directors (for a total of seven directors), two of whom shall be Kai Lindevall and Petri Manninen and one of whom shall be persons designated by Remedium, and such directors shall be entitled to the same director indemnification rights and indemnification agreements, if any, provided to all other directors of Covalent under any Delaware law and Covalent’s Organizational Documentation.

(d) Any applicable waiting period (including any extension thereof) under any applicable foreign anti-trust, competition or trade regulation laws shall have expired or been terminated.

(e) Covalent must have delivered each of the documents required to be delivered to Stockholder pursuant to Paragraph 15.

(f) The stockholders of Covalent shall have properly approved the proposals contemplated by Section 9(e) and the Covalent Charter Amendment shall have been duly filed with the Secretary of State of Delaware.

(g) Covalent must have tendered the Consideration Shares, which shall be subject to an effective Registration Statement and listed on the Nasdaq SmallCap Market, and paid the Cash Consideration required pursuant to Section 2(a).

(h) Covalent’s current Chief Executive Officer and Chief Financial Officer shall continue to hold such positions and Kai Lindevall shall have supervisory control of all European and Asian operations of Covalent.

(i) There shall be (i) in effect no injunction, decree, or order of any court of competent jurisdiction that prohibits the sale of the Shares by Stockholders to Covalent, or that otherwise prohibits this Agreement or the consummation of the transactions contemplated by this Agreement, that has been adopted or issued, or has otherwise become effective, since the date of this Agreement, and (ii) no action or litigation pending or threatened in writing by any person since the date of this Agreement in which (A) an injunction is or may be sought against this Agreement or the transactions contemplated by this Agreement, or (B) relief is or may be sought against any party hereto as a result of this Agreement or the transactions contemplated hereby, and in which in the good faith judgment of Stockholders (relying on the advice of its legal counsel), such person has a reasonable possibility of prevailing and such relief would have a material adverse effect on Remedium, the Remedium Subsidiaries or Stockholders as a whole.

(j) There shall not have been a material adverse change in the financial condition or in the results of operation of, and there shall not have been any material adverse change in the condition of the assets of or in the business prospects of, Covalent and the Covalent Subsidiaries (taken as a whole).

(k) The Representatives shall have approved the terms of the Pre-Closing Financing.

11. Conditions Precedent to Covalent’s Obligation to Close. Covalent’s obligation to buy the Shares, to take the other actions required to be taken by Covalent at Closing, and to otherwise close the transactions subject to this Agreement, is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived, in whole or in part, by Covalent):

(a) Kai Lindevall’s Employment Agreement is duly executed and delivered.

(b) The Senior Management Agreements Not to Compete are duly executed and delivered by each member of Remedium’s management previously identified by Covalent.

(c) The representations and warranties of the Stockholders set forth in this Agreement (without regard to materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Remedium and the Remedium Subsidiaries, taken as a whole, or a material adverse effect upon the consummation of the transactions contemplated hereby.

(d) All of the covenants and obligations that Stockholders or the Representative are required to perform or comply with pursuant to this Agreement at or prior to Closing must have been performed and complied with in all material respects, except as otherwise consented to in writing by Covalent.

(e) Any applicable waiting period (including any extension thereof) under any applicable foreign anti-trust, competition or trade regulation laws shall have expired been terminated.

(f) Covalent’s stockholders shall have approved issuance of the Consideration Shares in accordance with this Agreement and the Covalent Charter Amendment in accordance with applicable laws.

(g) Stockholders or the Representative must have delivered each of the documents required to be delivered to Covalent pursuant to Paragraph 14.

(h) The Pre-Closing Financing shall have been consummated.

(i) There shall be (A) in effect no injunction, decree, or order of any court of competent jurisdiction that prohibits the sale of the Shares by Stockholders to Covalent, or that otherwise prohibits this Agreement or the consummation of the transactions contemplated by this Agreement, that has been adopted or issued, or has otherwise become effective, since the date of this Agreement, and (B) no action or litigation pending or threatened in writing by any person since the date of this Agreement in which (x) an injunction is or may be sought against this Agreement or the transactions contemplated by this Agreement, or (y) relief is or may be sought against any party hereto as a result of this Agreement or the transactions contemplated hereby, and in which in the good faith judgment of Covalent (relying on the advice of its legal counsel), such person has a reasonable possibility of prevailing and such relief would have a material adverse effect on Covalent, Remedium, the Covalent Subsidiaries, or the business of Remedium and the Remedium Subsidiaries.

(j) There shall not have been a material adverse change in the financial condition or in the results of operations of, and there shall not have been any material adverse change in the condition of the assets of or in the business prospects of, Remedium and the Remedium Subsidiaries (taken as a whole). Remedium shall not be liable for Debt in an amount exceeding $1,000,000.

(k) Remedium shall have obtained from each of its lenders an amendment to, or waiver under, its loan agreements with such lenders pursuant to which the lenders agree that the entering by the Stockholders into this Agreement and the consummation of the transaction contemplated hereby will not result in the acceleration of Remedium’s Debt or any modification of the terms under which Remedium can borrow and repay Debt.

12. Termination.

(a) This Agreement may be terminated, and the purchase of the Shares and the other transactions contemplated by this Agreement may be abandoned, as follows:

(i) By the written consent of Covalent and the Stockholders.

(ii) By Stockholders, if any of the conditions set forth in Paragraph 10 have not been satisfied or waived in writing by Stockholder on or prior to Closing.

(iii) By Covalent, if any of the conditions set forth in Paragraph 11 have not been satisfied or waived in writing by Covalent on or prior to Closing.

(iv) By Covalent or Stockholders, if Closing has not been consummated (for any reason other than a breach or violation of any representation, warranty, covenant or agreement contained in this Agreement by the party seeking such termination) by September 30, 2006 (or such later date, as to which the Stockholders and Covalent, in their respective sole and absolute discretion, may agree in writing) (the “Outside Date”).

(v) by either Covalent or the Stockholders, if a governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(vi) by either Covalent or the Stockholders, if at the Stockholder Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Covalent in favor of the proposals set forth in Section 9(e) (the “Stockholder Approval”) shall not have been obtained (provided that the right to terminate this Agreement under this Section shall not be available to Covalent where the failure to obtain Stockholder Approval shall have been caused by the action or failure to act of Covalent and such action or failure to act constitutes a material breach by Covalent of this Agreement).

(vii) By the Stockholders, if the Board of Directors of Covalent shall have withdrawn or modified, in a manner adverse to Remedium, its recommendation, as required under Section 9(e), that Covalent shareholders vote in favor of the proposals described in Section 9(e).

(viii) By Covalent, if Remedium in good faith files on or before Closing any petition in bankruptcy, reorganization, liquidation or receivership, or a petition in bankruptcy, reorganization, liquidation or receivership is filed on or before Closing against Remedium by any person not a party (or affiliate of a party) to this Agreement and is not withdrawn or dismissed on or before Closing.

(ix) By the Stockholders, if Covalent in good faith files on or before Closing any petition in bankruptcy, reorganization, liquidation or receivership, or a petition in bankruptcy, reorganization, liquidation or receivership is filed on or before Closing against Covalent by any person not a party (or affiliate of a party) to this Agreement and is not withdrawn or dismissed on or before Closing.

(b) If the Stockholders terminate this Agreement in accordance with subparagraph 12(a), the Stockholders shall give Covalent prompt written notice of such termination, including in reasonable detail the basis for such termination.

(c) If Covalent terminates this Agreement in accordance with subparagraph 12(a), Covalent shall give Representative prompt written notice of such termination, including in reasonable detail the basis for such termination.

(d) The termination of this Agreement shall render null and void, and of no further force or effect, all of the rights and obligations of the parties under this Agreement; provided, however, that no such termination shall be deemed to relieve any defaulting or breaching party from any liability to the other parties hereto, or to otherwise eliminate, reduce or affect in any way any cause of action, action or claim, whether at law, in equity or otherwise, which any non-defaulting and non-breaching party may or shall have against the defaulting or breaching party under or arising out of this Agreement, or to be deemed an election of remedies which precludes, waives or otherwise affects any of the foregoing. The obligations of the parties pursuant to Sections 8(e) and 9(f) shall survive the termination of this Agreement in accordance with the terms of such sections.

13. Closing Date. The Closing of the transactions provided for in this Agreement (herein sometimes called the “Closing”) shall take place at the offices of Covalent’s counsel, Wolf, Block, Schorr and Solis-Cohen LLP, 1650 Arch Street, 22nd Floor, Philadelphia, PA, at 10:00 a.m. on (i) the later of June 30, 2006 or three (3) business days following the date on which all conditions to Closing specified in Sections 10 and 11 of this Agreement have been satisfied or waived, or (iii) at such other place, date and time as shall be agreed to in writing between Covalent and Stockholders. The date and time of Closing is sometimes herein called the “Closing Date.”

14. Deliveries by Stockholders or Representative at Closing. At the Closing, Stockholders or Representative will deliver or cause to be delivered to Covalent the following in form and substance reasonably acceptable to counsel to Covalent:

(a) effective transfer of the Shares, which are uncertificated.

(b) Kai Lindevall’s Employment Agreement duly executed and delivered at or prior to the Closing Date, substantially in the form attached hereto as Exhibit “A-1”.

(c) any Senior Management Agreements Not to Compete duly executed and delivered at or prior to the Closing Date, each substantially in the form attached hereto as Exhibit “A-2”.

(d) a certificate executed by the Stockholders certifying as to the matters set forth in subparagraphs 11(d) and 11(e).

(e) Lock Up Agreements duly executed and delivered by each of the Stockholders, each substantially in the form attached hereto as Exhibit “B”.

(f) the favorable legal opinion of Susiluoto Oy, counsel for Shareholders, dated the Closing Date, in substantially the form of Exhibit “C” attached hereto.

(g) all such further documents, instruments and agreements which may be reasonably requested by Covalent or its counsel to effect and carry out any provision of this Agreement.

15. Deliveries by Covalent at Closing. At the Closing, Covalent will pay or cause to be paid, and will deliver or cause to be delivered to, as the case may be, to Representative, the following:

(a) the sum of $4,000,000 payable to Stockholder as set forth in, and in the manner set forth in, Section 2(a).

(b) the duly executed stock certificates representing the Consideration Shares.

(c) the Certificate of the Secretary of Covalent, dated as of the Closing Date, confirming that all necessary corporate action has been taken to authorize the execution and delivery of this Agreement, the Kai Lindevall’s Employment Agreement and the Senior Management Agreements Not to Compete by Covalent and the consummation by Covalent of the transactions provided for herein and therein.

(d) Kai Lindevall’s Employment Agreement duly executed and delivered at or prior to the Closing Date, each substantially in the form attached hereto as Exhibit “A-1”.

(e) the Senior Management Agreements Not to Compete duly executed and delivered at or prior to the Closing Date, each substantially in the form attached hereto as Exhibit “A-2”.

(f) a certificate executed by the President or Chief Executive Officer of Covalent certifying as to the matters set forth in subparagraphs 10(a) and 10(b).

(g) the favorable legal opinion of Wolf, Block, Schorr and Solis-Cohen LLP, counsel for Covalent, dated the Closing Date, in substantially the form of Exhibit “D” attached hereto.

(h) all such further documents, instruments and agreements which may be reasonably requested by Stockholders or counsel to Stockholders to effect and carry out any provision of this Agreement.

16. Indemnification.

(a) Indemnification of Covalent. Subject to any provisions hereof to the contrary, each of the Stockholders, severally in proportion to their respective percentage ownership of Remedium as indicated on Schedule 4(a), indemnify and agree to hold harmless Covalent and its successors and assigns and its officers, directors, shareholders and agents (collectively, the “Covalent Indemnified Parties”) from, against and in respect of the amount of any and all Stockholder Deficiencies (as hereinafter defined).

(b) Definition of “Shareholders Deficiencies”. As used in this Paragraph 16, “Stockholder Deficiencies” means any and all liabilities, losses, claims, expenses, costs, fines, fees, penalties, settlement payments, obligations or injuries, including those resulting from claims, actions, suits, demands, assessments, investigations, judgments, penalties, fines, awards, arbitrations or other proceedings, together with reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by Covalent Indemnified Parties resulting from:

(i) any misrepresentation, breach of any representation or warranty, or any non-fulfillment of any representation, warranty, covenant or agreement on the part of the Stockholders contained in this Agreement; and

(ii) any and all actions, suits, proceedings, demands, assessments, penalties, liabilities, judgments, reasonable attorneys’ fees, costs, expenses and interest incident to the foregoing.

(c) Indemnification of Stockholders. Subject to any provisions hereof to the contrary, Covalent hereby indemnifies and agrees to hold harmless the Stockholders and their respective successors and assigns (collectively, the “Remedium Indemnified Parties”) from, against and in respect of the amount of any and all Covalent Deficiencies (as hereinafter defined and together with Stockholder Deficiencies – each, a “Deficiency” or “Deficiencies”).

(d) Definition of “Covalent Deficiencies”. As used in this Paragraph 16, “Covalent Deficiencies” means any and all liabilities, losses, claims, expenses, costs, fines, fees, penalties, settlement payments, obligations or injuries, including those resulting from claims, actions, suits, demands, assessments, investigations, judgments, penalties, fines, awards, arbitrations or other proceedings, together with reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Remedium Indemnified Parties resulting from:

(i) any misrepresentation, breach of any representation or warranty, or any non-fulfillment of any representation, warranty, covenant or agreement on the part of Covalent contained in this Agreement; and

(ii) any and all actions, suits, proceedings, demands, assessments, penalties, liabilities, judgments, reasonable attorneys’ fees, costs, expenses and interest incident to any of the foregoing.

(e) Procedures for Establishment of Deficiencies.

(i) In the event that any claim shall be asserted against a party which, if sustained, would result in a Deficiency, the indemnified party, within a reasonable time after learning of such claim, shall notify the indemnifying party of such claim, and shall extend to the indemnifying party a reasonable opportunity to defend against such claim, at the indemnifying party’s sole expense and through legal counsel reasonably satisfactory to the indemnified party, provided that the indemnifying party proceeds in good faith, expeditiously and diligently. The indemnified party shall, at its option and expense, have the right to participate in any defense undertaken by the indemnifying party with legal counsel of its own selection. If the indemnifying party, in the reasonable judgment of the indemnified party, has failed to prosecute such defense in good faith in an expeditious and diligent manner, the indemnified party shall have the right to defend and/or settle such claim on behalf of the indemnifying party. No settlement or compromise of any claim which may result in a Deficiency may be made by the indemnifying party without the prior written consent of the indemnified party unless the proposed settlement is solely a monetary settlement and prior to such settlement or compromise the indemnifying party acknowledges in writing the indemnifying party obligation to pay in full the amount of the settlement and all associated expenses and the indemnified party is furnished with either (A) security reasonably satisfactory to the indemnified party that the indemnifying party will in fact pay such amount and expenses, or (B) a full release from the claimant in form and substance reasonably satisfactory to the indemnified party.

(ii) In the event that the indemnified party asserts the existence of any Deficiency, the indemnified party shall give written notice to the indemnifying party of the nature and amount of the Deficiency asserted. The indemnified party shall reasonably cooperate with such actions as the indemnifying party may seek to take to mitigate the impact of any alleged breach. Such request shall not be deemed to constitute an admission of liability on the part of the indemnifying party. If the indemnifying party, within a period of 15 business days after the giving of such notice by the indemnified party, shall not give written notice to the indemnified party announcing its intention to contest such assertion of the indemnified party (such notice by the indemnifying party being hereinafter called the “Contest Notice”), such assertion of the indemnified party shall be deemed accepted and the amount of the Deficiency shall be deemed established. In the event, however, that a Contest Notice is given to the indemnified party within said 15-day period, then the contested assertion of a Deficiency may be established by judicial determination.

(iii) The indemnified and indemnifying parties may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement, such Deficiency shall be deemed established.

(f) Payment of Deficiencies. The indemnifying party hereby agrees to pay the amount of each established Deficiency to the indemnified party within five business days after the final establishment thereof. Any amounts not paid by the indemnifying party when due under this subparagraph 16(f) shall bear interest from the due date thereof until the date paid at a rate equal to the “prime rate” as published from time to time in The Wall Street Journal. At the option of the indemnifying party, the payment of any established Deficiency can be made in cash or in shares of common stock of Covalent which shall be valued at the Combination Price. If Covalent pays any deficiencies in shares of common stock it shall use commercially reasonable efforts to promptly register those shares with the SEC and under an effective Registration Statement.

(g) Limitation. With the exception of (A) any Deficiencies resulting from any misrepresentation or breach of representation or warranty on the part of the Stockholders contained in Paragraph 4 or subparagraphs 5(u) and 5(w) herein, (B) any Deficiencies resulting from any misrepresentation or breach of representation or warranty on the part of Covalent contained subparagraphs 6(u) and 6(w) herein, or (C) any claims of fraud on the part of any party to this Agreement, (x) there shall be no liability for any Deficiencies resulting from any misrepresentation or breach of representation or warranty on the part of either the Stockholders under Paragraph 5 or Covalent under Paragraph 6 unless and until the aggregate of all such Deficiencies attributed to the Stockholders cumulatively or Covalent, whichever is applicable, exceeds $200,000, in which event there shall be liability for all such Deficiencies, (Y) neither party shall be liable or otherwise responsible for that portion of any such Deficiencies attributed to the Stockholders or Covalent, whichever is applicable, that exceeds an amount equal to $8,000,000 which shall be the maximum cumulative, aggregate liability of the Stockholders collectively or Covalent, whichever is applicable, hereunder, and (Z) no claim shall be asserted or brought hereunder in respect to any such Deficiencies after the second anniversary of the Closing Date, provided, however, that claims asserted hereunder by written notice prior to expiration of time limit may be prosecuted or arbitrated until their conclusion. The rights of indemnification provided for in this Paragraph 16 shall be the sole and exclusive remedy of Covalent Indemnified Parties and of the Remedium Indemnified Parties, whichever is applicable, with respect to any claims arising out of or relating to this Agreement.

17. Tax Covenants. [intentionally omitted]

18. [intentionally omitted]

19. Further Assurances. Covalent and Stockholders agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, after the date hereof and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and preparation and filing of Tax Returns.

20. Dispute Resolution.

(a) In the event of a dispute between the parties, including indemnification claims pursuant to Section 16, the parties shall first promptly attempt in good faith to resolve such dispute for a period of not less than 30 calendar days. If such good faith efforts are not successful within such 30-day period, at any time thereafter, any party may give the other written notice of a dispute (a “Dispute Notice”), the parties shall attempt in good faith to agree to the appointment of an independent mediator (a “Mediator”) to assist the parties in resolving the dispute. Should the parties agree to a Mediator, the matter shall be referred to such Mediator for resolution in accordance with the usual practices and procedures of such Mediator; provided, however, that no party shall have an obligation to participate in any mediation after a date which is thirty calendar (30) days after the applicable Dispute Notice was served. The parties shall cooperate with the Mediator and shall provide any relevant information requested by the Mediator. If the Parties cannot agree on the selection of a Mediator within twenty (20) calendar days after delivery of the Dispute Notice, or if the dispute is not resolved by the Mediator as provided herein, then the dispute shall be determined by arbitration in accordance with the provisions of subparagraph 20(b) hereunder.

(b) Any dispute which is not settled or otherwise resolved through the provisions of subparagraph 20(a) above shall be determined by arbitration in Wilmington, Delaware by a single arbitrator in accordance with the rules of the American Arbitration Association (“AAA”) or any other rules agreed upon by the parties, except that (i) every person named on any list of potential arbitrators shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who has practiced law for at least 15 years, specializing in either general commercial litigation or general corporate and commercial matters, and (ii) who has had experience, and is generally available to serve, as an arbitrator, and (b) each party shall be entitled to strike on a peremptory basis, for any reason or no reason, any or all of the names of potential arbitrators on any list submitted to the party by the AAA as well as any person selected by the AAA to serve as an arbitrator by administrative appointment. In the event the parties cannot agree on the selection of the arbitrator from the one or more lists submitted by the AAA within thirty (30) calendar days after the AAA transmits to the parties its first list of potential arbitrators, AAA shall nominate three persons who meet the criteria set forth herein. Each party shall be entitled to strike one of such three nominees on a peremptory basis within five (5) calendar days after its receipt of such list of nominees, indicating its order of preference with respect to the remaining nominees. If two of such nominees have been stricken by the parties to the dispute, the unstricken nominee shall be the arbitrator. Otherwise, the selection of the arbitrator shall be made by the AAA from the remaining nominees in accordance with the parties’ mutual order of preference, or by random selection in the absence of a mutual order of preference. The arbitrator shall base his or her award on the terms of this Agreement, on applicable law and judicial precedent, shall include in such award the findings of fact and conclusions of law upon which the award is based and shall not grant any remedy or relief that a court could not grant under applicable law. The arbitration shall be governed by the substantive laws of the State of Delaware applicable to contracts made and to be performed therein, without regard to conflicts of laws rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(c) If any party to a dispute fails to proceed with the dispute resolution procedures set forth in this Paragraph 20 or unsuccessfully seeks to stay such proceedings, or fails to comply with any arbitration award, or is unsuccessful in vacation or modifying the award pursuant to a petition or application for judicial review, the other party shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling such proceedings or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

21. Representatives and Actions of the Stockholders.

(a) Each Stockholder approves the designation of and designates Kai Lindevall and Petri Manninen as the representatives of the Stockholders (the “Representatives”). Actions of the Representatives hereunder shall be taken by the signature of both Representatives. All actions of the Representatives shall be made personally by the Representatives, and no Representative shall be permitted to assign or delegate their rights or duties, whether by operation of law or otherwise. In the event of the death, incapacity, incompetency, disability or resignation of both Representatives, the Stockholders shall elect a new Representative or Representatives who shall have full authority to take all actions required or permitted to be taken by the Representative under this Agreement. Prompt written notice of the election of a substitute Representative shall be provided to Covalent by the substitute Representative so elected, and Covalent shall be entitled to rely on the authority of any substitute Representative elected pursuant to the procedures set forth in this subparagraph 21(a).

(b) In addition to, and not in substitution of, the provisions set forth in subparagraph 21(a), each of the Stockholders hereby authorizes the Representatives to act as such Stockholder’s representative in communicating with Covalent and acting as the go-between between such Stockholder and Covalent for purposes of providing information, notices, consents and any other documents required or permitted hereunder to be delivered between the Stockholders and Covalent. In the event the Representatives shall not be able to make joint decisions concerning this Agreement on behalf of the Stockholders, all such decisions shall be made in accordance with the provisions of Section 21(c) below.

(c) All consents or decisions of the Stockholders shall be made by those Stockholders which, as of the Closing Date, hold 85% of the issued and outstanding shares of capital stock of Remedium. The decisions such Stockholders shall bind in every respect the other Stockholders who, by executing this Agreement, agree to be bound accordingly.

22. Miscellaneous.

(a) Indulgences, Etc. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger), or when sent by electronic facsimile, addressed as set forth below:

(i)	If to Covalent:

Covalent Group, Inc.
One Glenhardie Corporate Center
1275 Drummers Lane, Suite 100
Wayne, PA 19087
Attention: Kenneth M. Borow
Fax: (610)-975-9018
with a copy, given in the manner prescribed above, to:

David Gitlin, Esquire
Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street
Philadelphia, PA 19103
Telephone: 215-977-2284
Fax: 215-405-3884
(ii)	If to Stockholder:

to their respective addresses as set forth
on Schedule 4(a)
(iii)	If to the Stockholders:

Kai Lindevall
Vedakärrintie 41
FIN-02420 Jorvas
Finland

and

Petri Manninen
Lakiasiaintoimisto Lakituki Oy
Kaisaniemenkatu 4 a
PL 330
FIN - 00121 Helsinki - Finland
with a copy, given in a matter prescribed above, to:

Sari Laitinen, Esquire
Mäkkylänmutka 4 D
02650 Espoo - Finland; and

John Houston, Esquire
Robins, Kaplan, Miller & Ciresi LLP
2800 LaSalle Plaza
800 LaSalle Avenue
Minneapolis, MN 55402
Fax: 612-339-4181

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this subparagraph for the giving of notice.

(d) Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

(e) Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

(f) Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer this Agreement or their rights or obligations hereunder other than by operation of law without the prior written consent of the other parties hereto (which consent shall not be unreasonably delayed, conditioned or withheld).

(g) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of Covalent and Stockholders.

(h) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. However, in the event any provision of this Agreement shall be held or declared invalid or unenforceable in whole or in part by any court of competent jurisdiction, such court shall (to the full extent permitted by applicable law) revise or reform the Agreement, and/or take such other action as may be necessary or appropriate, with respect to such invalid or unenforceable provision so as to carry out the intent of the parties as expressed in this Agreement in a manner that is not so invalid or unenforceable.

(i) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

(j) Paragraph Headings. The Paragraph and subparagraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(k) Gender and Number. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(l) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and Holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or Holiday; then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such Holiday. For purposes of this subparagraph, “Holiday” shall mean a day, other than a Saturday or Sunday, on which national banks are or may elect to be closed.

(m) Confidentiality. The parties acknowledge they have previously entered into a confidentiality agreement, dated February 7, 2006, which confidentiality agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their proper and duly authorized officers, on the date first above written.

COVALENT GROUP, INC.

By	/s/ Kenneth M. Borow, MD
Name:	Kenneth M. Borow, MD
Title:	President & CEO

[Signature page to the Combination Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their proper and duly authorized officers, on the date first above written.

STOCKHOLDERS:

/s/ Kai Lindevall
Kai Lindevall

/s/ Agneta Lindevall
Agneta Lindevall

[Signature Page to the Combination Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their proper and duly authorized officers, on the date first above written.

STOCKHOLDERS:

/s/ Sven-Erik Nilsson
Sven-Erik Nilsson

/s/ Sven-Erik Nilsson
Jan Lilja (Executed by Sven-Erik Nilsson by Power of Attorney)

[Signature Page to the Combination Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their proper and duly authorized officers, on the date first above written.

STOCKHOLDERS:

NTGLT Pharma BVBA

By:	/s/ Petri Manninen
Name:	Petri Manninen
Title:	Manager
/s/ Vesa Manninen
Vesa Manninen

[Signature Page to the Combination Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their proper and duly authorized officers, on the date first above written.

STOCKHOLDER:

/s/ Seppo Oksanen
Seppo Oksanen

[Signature Page to the Combination Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their proper and duly authorized officers, on the date first above written.

STOCKHOLDER:

/s/ Heikki Vapaatalo
Heikki Vapaatalo

[Signature Page to the Combination Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their proper and duly authorized officers, on the date first above written.

STOCKHOLDER:

/s/ Riitta Korpela
Riitta Korpela

[Signature Page to the Combination Agreement]

PLEASE NOTE:	Registrant has omitted the schedules referenced in the Combination Agreement but will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon the request of the Commission.

EXHIBIT A-1

KAI LINDEVALL

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made as of the      day of                     , 2006 (the “Effective Date”), by and between Remedium Oy, a Finnish corporation (the “Company”), Covalent Group, Inc., a Delaware corporation (“Covalent”) and Kai Lindevall (“Executive”).

WHEREAS, Executive has previously served as the Company’s Chief Executive Officer;

WHEREAS, as of the Effective Date, the Company has become a wholly-owned subsidiary of Covalent pursuant to the Combination Agreement, dated as of March     , 2006 (“Combination Agreement”);

WHEREAS, pursuant to the Combination Agreement, Executive has gained new responsibilities with the supervisory control over the European and Asian operations of Covalent; and

WHEREAS, Executive is willing to accept such responsibilities and his further employment with the Company, and the Company and Covalent desire to retain the employment of Executive, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Definitions. Capitalized terms used herein will have the meanings set forth in the preamble of this Agreement, or as set forth below:

1.1. “Base Salary” means the annual salary to be paid to Executive in a given year.

1.2. “Benefits” means the employee benefits described in Section 4.2.

1.3. “Board” means the Board of Directors of the Company.

1.4. “Cause” exists when the Board determines that the Executive has: (a) engaged in gross negligence or willful misconduct with respect to, the Company or any of its affiliates or subsidiaries, including (without limitation) fraud, embezzlement, theft, or dishonesty in the course of his employment or engagement; (b) been convicted of a criminal offense punishable by at least one year’s imprisonment with respect to which the period of appeal has expired; (c) materially breached any agreement with or fiduciary duty owed to the Company and has not cured that breach within fifteen (15) days after delivery of notice thereof; (d) refused to follow the lawful and reasonable directives of the Board and has not cured such refusal within fifteen (15) days after delivery of notice thereof; (e) engaged or in any matter participated in any activity which is directly competitive with or intentionally injurious to the Company or any of its affiliates or which violates any material provisions of Section 5 hereof, without authorization from the Company; or (f) engaged in alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription).

1.5. “Competing Business” means the business of providing, on a contract basis, pharmaceutical research development and research management, the design and management of clinical trials for pharmaceutical, biotechnology and medical device businesses, the design and writing of clinical development reports and programs and/or the management of the global regulatory submission process for pharmaceutical, biotechnology and medical device products. A pharmaceutical, biotechnology or medical device company is not a Competing Business for purposes of this Agreement, provided that it does not engage in the above-described activities on a contract basis for others.

1.6. “CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for the Philadephia-Wilmington-Atlantic City area, as published by the U.S. Department of Labor, Bureau of Labor Statistics.

1.7. “Disability” means the Executive’s inability with or without reasonable accommodation (as determined by a licensed physician) to satisfactorily perform his duties by reason of physical or mental illness or incapacity for a period of at least 120 days during any 12 month period (whether or not consecutive).

1.8. “Good Reason” means any of the following, unless made with the prior written consent of Executive: (a) a material, adverse change in Executive’s title, authority or duties, (b) any decrease in Executive’s Base Salary except for decreases that are in conjunction with, and no greater than, decreases in other executive salaries, including a decrease in the salary of Covalent’s Chief Executive Officer, (c) a failure by the Company or Covalent to pay to Executive any amount due to him under this Agreement for more than 10 days after written notice of such non-payment has been delivered to the Company or Covalent; (d) any other material breach by the Company or Covalent of this Agreement or any other agreement between Executive and the Company or Covalent, which breach has not been cured within 10 days following the delivery of written notice thereof to the Company or Covalent, or (e) requiring Executive to perform his duties from a location other than the Company’s principal administrative offices in Espoo, Finland for more than an aggregate of thirty (30) days in any 12-month period.

1.9. “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data, source codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by Executive (1) at any time and at any place while Executive is employed by Company and which, in the case of any or all of the foregoing, are related to and useful in connection with the business of the Company, or (2) as a result of tasks assigned to Executive by the Company.

1.10. “Proprietary Information” means confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (b) business research, studies, procedures and costs, (c) financial data, (d) distribution methods, (e) marketing data, methods, plans and efforts, (f) the identities of the Company’s relationship(s) with actual and prospective customers, contractors and suppliers, (g) the terms of contracts and agreements with customers, contractors and suppliers, (h) the needs and requirements of, and the Company’s course of dealing with, actual or prospective customers, contractors and suppliers, (i) personnel information, and (j) customer and vendor credit information. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

1.11. “Restricted Period” means the Term plus the one-year period following the Term.

1.12. “Restrictive Covenants” means the provisions contained in Section 5.1 of this Agreement.

1.13. “Severance Period” means the period from the date that Executive’s employment is terminated until the end of the three-year Term.

1.14. “Term” means the period beginning on the date hereof and ending on the earlier of: (a) the third anniversary of the date hereof, or (b) the date that Executive’s employment with the Company is terminated for any reason.

SECTION 2. Duration of Agreement; Duties. During the Term, Executive shall serve as the Company’s and Covalent’s President, European and Asian Operations, and shall devote his best efforts and full business time, abilities and services to the Company to perform such duties as may be customarily incident to such position and as may reasonably be assigned from time to time by the Board. Executive shall report to the Boards of the Company and Covalent. Executive will render his services hereunder to the Company and its affiliates and shall use his best efforts, judgment and energy in the performance of the duties assigned to him. Executive will perform his duties primarily at the Company’s principal administrative headquarters for Europe; provided, however, that Executive will travel for business purposes at such times and to such places as reasonably requested by the Company. Executive shall not, without the prior written consent of the Board, directly or indirectly engage in any other business activities or pursuits, except activities in connection with charitable activities or passive personal investments, provided that such activities do not interfere with his performance of responsibilities under this Agreement and the obligations in Section 5. The Board has approved Executive’s participation in the activities listed in Exhibit A hereto.

SECTION 3. Annual Salary. Executive hereby agrees to accept, as compensation for all services rendered by Executive in any capacity hereunder and for the Restrictive Covenants made by Executive in Section 5 hereof, an initial Base Salary at an annual rate of US$275,000, i.e. EUR230,685, for the period from the Effective Date through the end of the Term, provided, however, that the annual rate of Base Salary for each 12 month period beginning on or after the first anniversary of the Effective Date will increase, from the annual rate of Base Salary in effect for the immediately preceding 12 month period, by an amount equal to the annual percentage increase in the CPI for the immediately preceding calendar year. The Base Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld from Executive’s wages by the Company, and which shall be withheld and paid in accordance with the Company’s normal payroll practices for its similarly situated employees from time to time in effect.

SECTION 4. Bonuses; Benefits; Change in Control Payment.

4.1. Annual Bonus. For each fiscal year of the Company ending during the Term, Executive will be eligible to receive an annual bonus upon the achievement of specified corporate financial performance goals, as described in Exhibit B hereto.

4.2. Benefits. Executive will be entitled to participate in any benefit plans or arrangements sponsored or maintained by the Company from time to time voluntarily or as required by Finnish law for its senior executives, subject to the terms and conditions of such plans, arrangements or mandatory Finnish law. Without limiting the generality of the foregoing, Executive shall be entitled to retain the same number of weeks of paid vacation per year as currently provided. The Company shall also retain Executive’s current life insurance providing death benefits to Executive’s designee(s) and reimburse Executive for health care at specialist doctors of Executive’s own choosing. In addition, the Company shall pay for an executive health examination at least once every two years, provided, however, that the maximum reimbursement of such executive health examination by the Company shall be $5,000. The Company shall retain Executive’s current car benefit.

4.3. Equity Incentives. From time to time, Covalent’s Board of Directors will review the performance of the Company and Executive and, in its sole discretion,

may grant stock options, shares of restricted stock or other equity-based incentives to Executive to reward extraordinary performance and/or to encourage Executive’s future efforts on behalf of the Company, provided, however, that Executive shall participate in such equity-based incentives together with Covalent’s other senior executives.

4.4. Executive Severance Agreement. Executive shall be entitled to a change in control benefit with Covalent the terms of which are set forth on Exhibit C.

SECTION 5. Non-Compete; Confidentiality; Non-Solicitation. In consideration for entering this Agreement and the amounts which Executive has, shall or may receive from the Company pursuant to Sections 3, 4 and 6 hereof, and except as otherwise provided in Section 6.2 hereof, Executive agrees to be bound by the Restrictive Covenants set forth in this Section 5.

5.1. Restrictive Covenants.

(a) Non-Compete. Except if Executive’s employment is terminated by the Company without Cause or by Executive for Good reason, Executive shall not, during the Restricted Period, in the United States or any other place where the Company, its subsidiaries or affiliates conduct business, directly or indirectly (except in Executive’s capacity as an employee of the Company, and in the best interests of the Company) do any of the following without the prior written consent of the Board:

(i) engage or participate in any Competing Business;

(ii) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, Executive may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company;

(iii) solicit or call on, either directly or indirectly, for purposes of selling services competitive with services sold by the Company, any customer with whom the Company shall have dealt or any prospective customer that the Company shall have identified and solicited at any time during Executive’s employment by the Company;

(iv) influence or attempt to influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

(v) influence or attempt to influence any person to either (A) terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company, or (B) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the Restricted Period until the expiration of twelve (12) months from the date such person ceases to have been employed or retained by the Company.

(b) Confidentiality. Executive recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of the Company. As a result, both during the Term and thereafter, Executive shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information revealed, obtained or developed in the course of his employment by the Company; provided, however, that nothing herein contained shall restrict Executive’s ability to make such disclosures during the Term as may be necessary or appropriate to the effective and efficient discharge of his duties as an employee hereunder or as such disclosures may be required by law. If Executive or any of his representatives become legally compelled to disclose any of the Proprietary Information, Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.

(c) Property.

(i) All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Term, Executive shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for his position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Executive shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the termination of his employment with the Company, he shall leave with or return to the Company all originals and copies of the foregoing then in his possession, whether prepared by Executive or by others.

(ii) Executive agrees that all the Intellectual Property will be considered “works made for hire” as that term is defined in Sections 101 and 201 of the Copyright Act (17 U.S.C. §§ 101 and 201) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Executive retains any interest in the Intellectual

Property, Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Executive may have in the Intellectual Property under patent, copyright, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect to such Intellectual Property. Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints the Company or its designee as Executive’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

5.2. Rights and Remedies Upon Breach.

(a) Specific Enforcement. Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Executive, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

(b) Accounting. If Executive willfully breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Company will have the right and remedy to require Executive to disgorge all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

5.3. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

5.4. Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the restrictive covenants set forth in this Section 5 to any employer that Executive may work for during the Restricted Period and to allow the Company to do the same.

5.5. Acknowledgments. Executive acknowledges that the Restrictive Covenants contained in Section 5.1(a) are included herein in order to induce the Company to employ Executive pursuant to the other terms of this Agreement and to agree to the provisions of Section 6.2. Executive further acknowledges that the duration and geographic scope of Section 5.1(a) are reasonable given the nature of this Agreement.

5.6. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants.

SECTION 6. Termination.

6.1. Generally. If Executive’s employment with the Company is terminated during the Term for any reason other than as specified in Section 6.2 (including termination by the Company for Cause, as a result of Executive’s death, as a result of Executive’s Disability, or by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to the payment of (a) all accrued but unpaid Base Salary and Benefits through the date of such termination, and (b) the payment of any accrued but unpaid bonus payable under Section 4.1 with respect to a fiscal year of the Company ending prior to such termination. All Base Salary and Benefits shall cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to Executive, and the Company shall have no further liability or obligation hereunder by reason of such termination.

6.2. Termination Without Cause or With Good Reason. If Executive’s employment by the Company is terminated during the Term by the Company without Cause or by Executive with Good Reason, Executive will be entitled to (a) the payment of all accrued but unpaid Base Salary and Benefits through the date of such termination, (b) the payment of any accrued but unpaid bonus payable under Section 4.1 with respect to a fiscal year of the Company ending prior to such termination, (c) a continuation of group health coverage for Executive for the Severance Period (and, to the extent covered immediately prior to the date of Executive’s termination, his dependents) with the contributions paid by the Company and the Executive continuing on the same basis as in effect on the date of Executive’s termination (as such contributions may be changed in accordance with changes for similarly situated employees during the relevant time period); (d) the payment for the Severance Period of monthly severance payments equal to one-twelfth of his Base Salary as of the date of such termination, and (e) vesting of all of Executive’s stock options, to the extent not already vested. Upon the end of the Severance Period, all benefits described in this Section 6.2 (c), (d) and (e) will cease and the Company shall have no further liability or obligation by reason of such termination. If Executive violates the provisions of Section 5.1(a), the Company’s obligations to provide the benefits described in Section 6.2(c), (d) and (e) shall cease and be rendered a nullity until such time that Executive is again in compliance with Section 5.1(a).

6.3. Termination Procedures. Any termination of Executive’s employment by the Company or by Executive during the Term (other than termination pursuant to death) shall be communicated by written notice of termination to the other party and shall set forth the circumstances that provide the basis for Executive’s termination. The date of termination shall be (a) the date of death, if Executive’s employment is terminated by death or (b) the date of the notice of termination or the expiration of any applicable remedy period, whichever is later.

SECTION 7. Expenses. The Company will pay or reimburse Executive for reasonable and necessary expenses directly incurred in the course of his employment by the Company in accordance with the standard policies and practices of the Company. Executive shall be entitled to fly business class (or first class if business class is not offered) on all transcontinental flights.

SECTION	8. Other Agreements. Executive represents, warrants and, where applicable, covenants to the Company that:

8.1. There are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by Executive of his obligations hereunder;

8.2. Executive’s execution of this Agreement and Executive’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or by which Executive is bound; and

8.3. Executive is free to execute this Agreement and to be employed by the Company as an employee pursuant to the provisions set forth herein.

SECTION 9. Miscellaneous.

9.1. Arbitration. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Each party will be responsible for his or its own attorneys’ fees. Any arbitration proceeding pursuant to this Agreement shall be conducted in Stockholm, Sweden by the

American Arbitration Association (“AAA”), JAMS or any other mutually agreeable provider, under the then existing employment-related arbitration rules of the applicable provider. If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other portion of this arbitration provision or any other jurisdiction, but this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the parties insofar as possible.

9.2. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Executive nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

9.3. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

If to Executive:

Kai Lindevall

Vedakärrintie 41

FIN-02420 Jorvas

Finland

If to the Company:

Covalent Group, Inc.

One Glenhardie Corporate Center

1275 Drummers Lane

Wayne, PA 19087

Attention: CEO

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

9.4. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature, whether written or oral, relating to the employment of Executive by the Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

9.5. Waiver. Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

9.6. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of Finland without regard to the application of the principles of conflicts of laws.

9.7. Survival of Provisions. The provisions of this Agreement set forth in Sections 5, 6, 7 and 9 hereof (and the definitions set forth in Section 1 applicable to such sections) shall survive the expiration of the Term.

9.8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.9. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

9.10. Noncontravention. The Company represents that, to its knowledge, it is not prevented from entering into or performing this Agreement by the terms of any law, order, rule or regulation, its bylaws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s abilities to enter into or perform this Agreement.

9.11. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together, when executed and delivered, shall be deemed to be one and the same instrument.

9.12 Covalent. Covalent shall be a party to this Agreement and shall guarantee the Company’s performance under this Agreement.

[This space intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company and Covalent have each caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case as of the date first above written.

REMEDIUM OY

By:

Name & Title:

COVALENT GROUP, INC.

By:

Name & Title:

EXECUTIVE

Kai Lindevall

EXHIBIT A

The Board has approved the Executive’s participation in the following activities:

1.	manage Executive’s personal, financial and legal affairs;

2.	work as an expert witness or, with the consent of the majority of the Board of Directors, as a medical consultant;

3.	serve on civic, charitable, governmental or professional boards;

4.	with the consent of a majority of the Board of Directors, serve on advisory boards of business corporations; provided that no further consent of the Board shall be needed for Executive to serve on advisory boards of business clients of the company in connection with clinical trials or other Company business;

5.	with the consent of a majority of the Board of Directors, serve as a member of the board of directors of business corporations; and

6.	ongoing activities to support the Executive’s medical education and expertise.

EXHIBIT B

Executive’s Annual Bonus will be based on two components: (a) European and Asian operating results and; (b) North American operating results.

Executive’s Annual Bonus will be calculated in the following manner:

1.	Commencing the day after the Closing (as defined in the Combination Agreement) of the Combination Agreement the Annual Bonus paid to Executive in any fiscal year will be comprised as follows;

2.	For fiscal year 2006 and thereafter during the Term, the Annual Bonus will be equal to the sum of the following:

a.	5% of European and Asian operating results before interest and taxes (EBIT)based on US GAAP reported results; and

b.	2.5% of US EBIT based on US GAAP reported results.

3.	Executive acknowledges that for the 2006 fiscal year, the provisions of the bonus plan will commence from the day after the Closing of the Combination Agreement through December 31,2006. Thereafter, the Annual Bonus shall be calculated based on a twelve month period from January 1st through December 31st of each year or such period as the Board of Directors shall reasonably determine.

4.	EBIT is to be strictly based on US GAAP financial results reported to shareholders in its annual filing with the Securities and Exchange Commission.

5.	The total Annual Bonus paid to Executive for any respective period shall not exceed USD$200,000. There shall be no carryover to any subsequent period for any amounts that were earned by Executive during any calendar year in excess of the USD$200,000 threshold.

6.	The Annual Bonus shall be paid to Executive on or before March 15th of the year following that period in which the bonus is earned.

EXHIBIT C

EXECUTIVE SEVERANCE AGREEMENT

WHEREAS, the Board of Directors (the “Board”) of Covalent Group, Inc. (the “Company”) has approved the Company entering into severance agreements with certain key executives of the Company; and

WHEREAS, Kai Lindevall (the “Executive”) is a key executive of the Company; and

WHEREAS, should the possibility of a Change in Control (as hereinafter defined) of the Company arise, the Board believes it imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

ARTICLE 1. DEFINITIONS

1.1 Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) “Agreement” means this Executive Severance Agreement.

(b) “Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(c) “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 7.2 hereof.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” shall mean Cause as defined in Executive’s employment agreement, to which this Executive Severance Agreement is a part (the “Employment Agreement”).

(f) “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i) When a “person”, as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of securities of the Company representing (A) more than thirty five percent (35%) of the combined voting power of the Company’s then outstanding securities, unless such person is subject to contractual restrictions that would preclude him from voting such shares in a manner to influence or control the management of the Company’s business, provided that in the event such contractual restrictions are removed, a Change of Control will be deemed to have occurred on the effective date of such removal or on such later date as the Executive receives actual notice of such removal, or (B) one hundred percent (100%) of the combined voting power of the Company’s then outstanding securities regardless of any contractual restrictions. For purposes of this provision, “person” shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company, or any person holding the Company’s Common Stock by for or pursuant to the terms of such a plan; and “voting power” shall mean the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

(ii) When, as a result of a vote of stockholders for which proxies are solicited by or on behalf of any person other than the Company in accordance with the SEC rules issued under Section 14 of the Exchange Act, or which is exempt from the SEC proxy rules by reason of Rule 14a-2 under the Exchange Act, or as a result of an action by written consent of stockholders without a meeting, the “incumbent directors” cease to constitute at least a majority of the authorized number of members of the Board. For purposes of this provision, “incumbent directors” shall mean the persons who were members of the Board on the date hereof (including Executive’s nominees), and the persons who were elected or nominated as their successors or pursuant to increases in the size of the Board by a vote of at least an absolute majority (and not just the majority of a quorum) of the Board members who were then Board members (or successors or additional members so elected or nominated).

(iii) When the stockholders of the Company approve a merger, consolidation, or reorganization, whether or not the Company is the surviving entity in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty five percent (65%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after the merger, consolidation, or reorganization.

(iv) When the stockholders of the Company approve (A) the sale or other disposition of all or substantially all of the assets the company or (B) a complete liquidation or dissolution of the Company.

(v) When the Board adopts a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group, except for ownership of less than five percent (5%) of the stock of the purchasing company.

(g) “Code” means the United States Internal Revenue Code of 1986, as amended.

(h) “Disability” means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Board in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Company, who are qualified to give professional medical advice.

(i) “Effective Date of Termination” means the date on which a Qualifying Termination occurs that triggers the payment of Severance Benefits hereunder.

(j) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(k) “Good Reason” means Good Reason as the term is defined in the Employment Areement and shall also mean the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under the Employment Agreement; and any purported termination by the Company of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2.7 hereof.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(l) “Total Payments” means the sum of the Executive’s Severance Benefits and all other payments and benefits provided to the Executive by the Company that constitute “excess parachute payments” within the meaning of Code Section 280G(b)(1). Without limiting the generality of the foregoing, Total Payments shall include any and all excess parachute payments associated with outstanding long term incentive grants (to include, but not be limited to, early vesting of stock options or restricted stock).

(m) “Window Period” means the time period commencing one hundred eighty (180) days prior to a Change in Control, as defined in Section (f) of this Article 1, and ending eighteen months after the latter to occur of: (i) any of the events defined as a Change in Control in Section ARTICLE 1; or (ii) final consummation of the liquidation, sale or disposition of assets, or the merger, consolidation or reorganization of the Company as described in Subsections 1(f)(iii) and 1(f)(iv).

ARTICLE 2. SEVERANCE BENEFITS

2.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 hereof, if there has been a Change in Control of the Company and if, within the Window Period, the Executive’s employment with the Company ends for any reason specified in Section 2.2 hereof. The Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, Disability or due to a voluntary termination of employment by the Executive without Good Reason.

2.2 Qualifying Termination.

The occurrence of any one or more of the following events within the Window Period shall constitute a Qualifying Termination and shall trigger the payment of Severance Benefits to the Executive under this Agreement:

(a) An involuntary termination of the Executive’s employment by the Company for reasons other than Cause;

(b) A voluntary termination of employment by the Executive for Good Reason;

(c) A successor company’s failure or refusal to assume the Company’s obligations under the Employment Agreement (which includes this Agreement), as required by Section 7.1 hereof; or

(d) The breach by the Company or any successor company of any of the provisions of the Employment Agreement.

2.3 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in this Article 2, the Company shall pay to the Executive and provide him with the following:

(a) An amount equal to three (3) times the Executive’s annual Base Salary at the rate in effect at the commencement of the Window Period or any higher rate that may be in effect from that date until the Effective Date of Termination;

(b) A continuation of all benefits pursuant to any and all welfare benefit plans under which the Executive and/or the Executive’s family is eligible to receive benefits and/or coverage, including, but not limited to, group life insurance, hospitalization, disability, medical and dental plans, at the same premium cost, and at the same coverage level, as in effect as of the Executive’s Effective Date of Termination or as of the effective date of the Change in Control, whichever the Executive may elect. The welfare benefits described in this Subsection 2.3(b) shall continue following the Effective Date of Termination for three years; provided, however, that such benefits shall be discontinued prior to the end of such period in the event the Executive receives substantially similar benefits from a subsequent employer;

(c) Reasonable Company paid outplacement assistance, commensurate with assistance normally provided to executive level personnel, for a period of up to twelve (12) months following the Effective Date of Termination, or for such longer period as the Company may agree;

(d) The immediate vesting and exercisability of all stock options or other equity incentives granted to the Executive that are not otherwise vested or exercisable; and

(e) Any other accrued rights and benefits of the Executive under the Employment Agreement.

2.4 Termination for Total and Permanent Disability. Following a Change in Control of the Company, if the Executive’s employment is terminated due to Disability, the Executive shall receive his Base Salary then in effect, at which point in time the Executive’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.

2.5 Termination for Death. Following a Change in Control of the Company, if the Executive’s employment is terminated by reason of his death, the Executive’s benefits shall be determined in accordance with the Company’s survivor’s benefits, insurance, and other applicable programs of the Company then in effect.

2.6 Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control of the Company, if the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive other than for Good Reason, the Company shall pay the Executive his full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus any other amounts to which the Executive is entitled under any compensation or benefit plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

2.7 Notices. In the event of a transaction that would constitute a Change of Control but for the provisions of Section 1(f)(i)(A) regarding contractual restrictions on the acquiror, the Company will give written notice to the Executive that no Change of Control has occurred. Likewise, in the event that such contractual restrictions are subsequently removed, the Company will give written notice to the Executive that a Change of Control has occurred or will occur as of the effective date of the removal of such restrictions. Any termination by the Company for Cause or by the Executive for Good Reason following a Change of Control shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

ARTICLE 3. FORM AND TIMING OF SEVERANCE BENEFITS

3.1 Form and Timing of Severance Benefits. The Severance Benefits described in Section 2.3 hereof shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. Any payment required under this Section 3.1, or any other provision of this Agreement, that is not made in a timely manner will bear interest at a rate equal to one hundred twenty percent (120%) of the applicable federal rate, as in effect under Section 1274(d) of the Code for the month in which the payment is required to be made.

3.2 Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).

ARTICLE 4. EXCISE TAX GROSS UP

4.1 Equalization Payment. In the event that the Executive becomes entitled to Severance Benefits, if any of the Executive’s Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the “Gross-up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax on the Total Payments and any federal, state, and local income tax and Excise Tax upon the Gross up Payment provided for by this Section 4.1, shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

4.2 Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within in the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the excise tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the excise tax;

(b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

(c) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

4.3 Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 4.2 hereof, so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus an appropriate market rate of interest, as determined by the Company’s independent auditors.

ARTICLE 5. THE COMPANY’S PAYMENT OBLIGATION

5.1 Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else, except those arising under this Agreement. All amounts payable by the Company hereunder shall be paid without notice or demand. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Sections 2.3(b) hereof.

5.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

ARTICLE 6. LEGAL REMEDIES

6.1 Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs, including costs of litigation, prejudgment interest, and other expenses, incurred in good faith by the Executive as a result of the Company’s wrongful refusal to provide the Severance

Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company’s unsuccessfully contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement in which the Executive is the prevailing party, or which is settled prior to the entry of a final judgment from which no appeal can be taken.

6.2 Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by final and binding arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

All expenses of any such arbitration in which the Executive is the prevailing party, as determined by the arbitrators, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

ARTICLE 7. SUCCESSORS

7.1 Assumption of Company’s Obligations. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. The date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

7.2 Payment to Beneficiary. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

ARTICLE 8. MISCELLANEOUS

8.1 Entire Agreement. This Agreement contains the entire understanding respect to the subject matter hereof.

8.2 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

8.3 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized representative of the Company, or by the respective parties’ legal representatives and successors.

8.4 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the Commonwealth of Pennsylvania shall be the controlling law in all matters relating to this Agreement.

EXHIBIT A-2

NON-COMPETITION/CONFIDENTIALITY

AGREEMENT

THIS NON-COMPETITION/CONFIDENTIALITY AGREEMENT (the “Agreement”), is made as of the              day of     , 2006 (the “Effective Date”), between Covalent Group, Inc. (the “Company”) and [            ] (the “Covered Person”).

BACKGROUND

WHEREAS, as of the Effective Date Remedium Oy, a Finnish corporation has become a wholly-owned subsidiary of the Company pursuant to the Combination Agreement, dated as of March      2006 (“Combination Agreement”). A condition to the Company’s closing under the Combination Agreement is the execution of this Agreement by the Covered Person.

WHEREAS, in consideration of the Company closing under the Combination Agreement, the Covered Person has agreed to enter into this Agreement, all on the terms and subject to the conditions, as hereinafter set forth.

NOW, THEREFORE, in consideration, of the promises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

SECTION 1. Definitions. Capitalized terms used herein will have the meanings set forth in the preamble of this Agreement, or as set forth below:

1.1. “Board” means the Board of Directors of the Company.

1.2. “Competing Business” means the business of providing, on a contract basis, pharmaceutical research development and research management, the design and management of clinical trials for pharmaceutical, biotechnology and medical device businesses, the design and writing of clinical development reports and programs and/or the management of the global regulatory submission process for pharmaceutical, biotechnology and medical device products. A pharmaceutical, biotechnology or medical device company is not a Competing Business for purposes of this Agreement, provided that it does not engage in the above-described activities on a contract basis for others.

1.3. “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data, source codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by the Covered Person (1) at any time and at any place while the Covered Person is employed by Company and which, in the case of any or all of the foregoing, are related to and useful in connection with the business of the Company, or (2) as a result of tasks assigned to the Covered Person by the Company.

1.4. “Proprietary Information” means confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (b) business research, studies, procedures and costs, (c) financial data, (d) distribution methods, (e) marketing data, methods, plans and efforts, (f) the identities of the Company’s relationship(s) with actual and prospective customers, contractors and suppliers, (g) the terms of contracts and agreements with customers, contractors and suppliers, (h) the needs and requirements of, and the Company’s course of dealing with, actual or prospective customers, contractors and suppliers, (i) personnel information, and (j) customer and vendor credit information. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement. Proprietary Information shall not include information: (i) that is in the public domain through no fault of the Covered Person; (ii) that is independently developed by the Covered Person through persons who have not had access to, or knowledge of, the information or data; or (iii) which must be disclosed pursuant to a governmental or court order or otherwise as required by law provided, however, that the Covered Person shall give prior written notice of such anticipated disclosure to the Company and cooperate with the Company in seeking to obtain a protective order.

1.5. “Restricted Period” means the period beginning on the date hereof and ending on the earlier of: (a) the fourth anniversary of the date hereof, or (b) the first anniversary of the date that the Covered Person ceases to be employed by the Company for any reason.

1.6. “Restrictive Covenants” means the provisions contained in Section 2.1 of this Agreement.

SECTION 2. Non-Compete; Confidentiality; Non-Solicitation. In consideration for entering the Company closing under the Combination Agreement, and taking especially into account the consideration received by the Covered Person as set out in Section 2.5, the Covered Person agrees to be bound by the Restrictive Covenants set forth in this Section 2.

2.1 Restrictive Covenants.

(a) Non-Compete. The Covered Person agrees that he will not during the Restricted Period, in the United States or any other place where the Company, its subsidiaries or affiliates conduct business, directly or indirectly do any of the following without the prior written consent of the Board:

(i) engage or participate in any Competing Business;

(ii) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, the Covered Person may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company;

(iii) solicit or call on, either directly or indirectly, for purposes of selling services competitive with services sold by the Company, any customer with whom the Company shall have dealt or any prospective customer that the Company shall have identified and solicited at any time during the Restrictive Period;

(iv) influence or attempt to influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

(v) influence or attempt to influence any person to either (A) terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company, or (B) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the Restricted Period until the expiration of twelve (12) months from the date such person ceases to have been employed or retained by the Company.

(b) Confidentiality. The Covered Person recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of the Company. As a result, both during the Restrictive Period and thereafter, the Covered Person shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information revealed, obtained or developed in the course of his employment by the Company; provided, however, that nothing herein contained shall restrict the Covered Person’s ability to make such disclosures during the Restrictive Period as may be necessary or appropriate to the effective and efficient discharge of his duties as an employee of the Company or as such disclosures may be required by law. If the Covered Person or any of his representatives become legally compelled to disclose any of the Proprietary Information, the Covered Person will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.

(c) Property.

(i) All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Restrictive Period, the Covered Person shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for his position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. The Covered Person shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the termination of his employment with the Company, he shall leave with or return to the Company all originals and copies of the foregoing then in his possession, whether prepared by the Covered Person or by others.

(ii) The Covered Person agrees that all the Intellectual Property will be the sole and exclusive property of the Company. To the extent the Covered Person retains any interest in the Intellectual Property, the Covered Person hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that the Covered Person may have in the Intellectual Property under patent, copyright, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration, unless otherwise required by mandatory legislation. Furthermore, in case the assignment or transfer of the rights needs to be done according to a procedure set out in the relevant legislation, the Covered Person agrees to make all the required notices and co-operate with the Company to ensure the transfer of the full ownership in such Intellectual Property to the Company. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect to such Intellectual Property. The Covered Person further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property.

2.2. Rights and Remedies Upon Breach.

(a) Specific Enforcement. The Covered Person acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have closed under the Combination Agreement in the absence of such restrictions. The Covered Person also acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Covered Person shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by the Covered Person, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

(b) Accounting. If the Covered Person willfully breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Company will have the right and remedy to require the Covered Person to disclose or disgorge to the Company as liquidated damages all compensation, profits, monies, accruals, increments or other benefits derived or received by the Covered Person as the result of any action constituting a breach of the Restrictive Covenants. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law.

2.3. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

2.4. Disclosure of Restrictive Covenants. The Covered Person agrees to disclose the existence and terms of the restrictive covenants set forth in this Section 2 to any employer that the Covered Person may work for during the Restricted Period and to allow the Company to do the same.

2.5. Acknowledgments. The Covered Person acknowledges that the Restrictive Covenants contained in Section 2 are reasonable, and that there is sufficient consideration received by the Covered Person pursuant to the transactions contemplated by the Combination Agreement to support these restrictions.

2.6. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants.

SECTION 3. Miscellaneous.

3.1. Arbitration of Disputes. The parties agree that except for claims barred by the applicable statute of limitations and except for claims for injunctive relief which the Company may elect to pursue in state or federal court, any and all disputes between them, including any disputes or controversies arising out of or involving this Agreement or any of its provisions, and any claim by either party that cannot be otherwise amicably settled, shall be determined solely and exclusively by arbitration in accordance with the rules of the Board of Arbitration of the Finnish Central Chamber of Commerce, or any successor thereto, in Helsinki, Finland. The arbitration proceedings shall be conducted in the English language. The arbitration shall be conducted by three arbitrators, one of whom shall be chosen by each party hereto and the third, who will serve as chairman of the arbitration panel, shall be chosen by the two so appointed. Judgment upon an award by the majority of the arbitrators shall be binding, and shall be entered in a court of competent jurisdiction.

3.2. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Covered Person and their respective successors, executors, administrators, heirs and/or permitted assigns; Neither this Agreement nor any rights or obligations hereunder may be assigned by the Covered Person. The Company may assign this Agreement to any affiliate of the Company or to any purchaser or other successor in interest to the business of the Company.

3.3. Notices. Any notice required or permitted by this Agreement shall be in writing sent by personal delivery, or by registered or certified mail, return receipt requested, addressed to the CEO of the Company at its then principal office, or to the Covered Person at the Covered Person’s then current address, as the case may be, or to such other address or addressees as any party may from time to time specify in writing. Notices shall be deemed given when received.

3.4. Entire Agreement; Amendments. This Agreement and the Amendment to Shareholder Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature, whether written or oral, relating to the subject matter hereof. In the event that the Agreement and the Amendment to Shareholder Agreement are inconsistent, the term of this Agreement shall control; provided, to the extent that any provision of this Agreement shall be deemed unenforceable (even after judicial modification as provided by Section 2.3), the Amendment to Shareholder Agreement shall control. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

3.5. Waiver. Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

3.6. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Finland.

3.8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

3.9. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

3.10. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together, when executed and delivered, shall be deemed to be one and the same instrument.

[This space intentionally left blank; signature page follows]

COMPANY

By:

Name:

COVERED PERSON

Signature:

Print name:

Address:

EXHIBIT B

Form of Lock-Up Agreement

June     , 2006

Covalent Group, Inc.

One Glenhardie Corporate Center

1275 Drummers Lane, Suite 100

Wayne, PA 19087

Ladies and Gentlemen:

Covalent Group, Inc., a Delaware corporation (the “Company”) has entered into a Combination Agreement dated as of March     , 2006 (the “Combination Agreement”) by and between the Company and Kai Lindevall, Jan Lilja, Sven-Erik Nilsson, Vesa Manninen, NTGLT Pharma BVBA, Seppo Oksanen, Heikki Vapaatalo, Riitta Korpela and Agneta Lindevall (each a “Stockholder”), constituting all of the stockholders of Remedium Oy, a corporation organized under the laws of Finland (“Remedium”). Pursuant to the terms of the Combination Agreement the Stockholders have agreed to contribute, convey, transfer and assign to the Company all of the issued and outstanding shares of Remedium at the Closing (as defined in the Combination Agreement). In consideration of the contribution, conveyance, transfer and assignment of the Shares, at the Closing (as defined in the Combination Agreement), Covalent, among other consideration, will issue to each Stockholder the number of shares of Common Stock of the Company as set forth next to such Stockholders name on Exhibit A hereto (the “Shares”).

In order to induce Company to close under the Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, without the prior written consent of the Company, the undersigned will not, directly or indirectly offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of any Shares or other capital stock of the Company, or any securities convertible, exchangeable or exercisable for shares of Common Stock or derivative thereof or request the registration for the offer and sale of any of the foregoing (including, without limitation, shares of Common Stock of the Company which may be deemed to be beneficially owned by the undersigned on the date hereof in accordance with the Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended and shares of Common Stock which may be issued upon exercise of a stock option or warrant) or enter into any Hedging Transaction (as defined below) relating to the Common Stock (each of the foregoing referred to as a “Disposition”) for a period of commencing on the Closing Date (as defined in the Combination Agreement) and ending nine calendar months after the Closing Date (the “Lock-Up Period”). The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the undersigned. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

Notwithstanding the foregoing, the undersigned may (A) transfer any or all of the Shares (i) by gift, will or intestacy or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that any such transfer shall not involve a disposition for value and (B) pledge the Shares; provided, however, that in any such case it shall be a condition to the transfer that the transferee or pledgee, as applicable, execute an agreement stating that the transferee or pledge, as applicable, is receiving and holding the Shares subject to the provisions of this Agreement, and there shall be no further transfer or pledge, as applicable, of such Shares except in accordance with this Agreement.

Without limiting the restrictions herein, any Disposition by the undersigned shall remain at all times subject to applicable securities laws, including without limitation the resale restrictions imposed by Rule 144 promulgated under the Securities Act of 1933.

The undersigned agrees that the Company may (i) with respect to any shares for which the undersigned is the record holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such shares on the transfer books and records of the Company and (ii) with respect to any shares for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such shares to cause the transfer agent for the Company to note stop transfer instructions with respect to such shares on the transfer books and records of the Company.

The undersigned understands that the Company will proceed with the Closing of the Transaction in reliance on this letter agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together, when executed and delivered, shall constitute one and the same instrument.

Very truly yours,

EXHIBIT C

FORM OF OPINION FOR REMEDIUM OPINION COUNSEL

            , 2006

To Covalent Group, Inc.

Re: Remedium Oy

Gentlemen:

I have acted as special opinion counsel to Remedium Oy, a private corporation organized under the laws of Republic of Finland (“Remedium”) in connection with the purchase of all of the outstanding shares of capital stock (the “Shares”) of Remedium by Covalent Group, Inc., a Delaware corporation (the “Company”) pursuant to the terms and conditions of the Combination Agreement by and among the Company and Remedium’s shareholders (the “Shareholders”) dated as of     , 2006 (the “Agreement”). I have not acted as counsel to Remedium in connection with preparation of the Agreement, the lock-up agreement (the “Lock-Up Agreement”) or any of other documents (with the Agreement and the Lock-Up Agreement, the “Transaction Documents”) related to the transaction contemplated by the Agreement (the “Transaction”). All capitalized terms used herein without definition shall have the meaning provided in the Agreement.

In this capacity, I have examined the Agreement and the Lock-Up Agreement and examined and relied on the originals or copies identified to our satisfaction of such corporate records of Remedium such as the deed of formation of the Remedium, the bylaws of the Remedium, the certificate of registration of the Remedium, the share register of the Remedium, the shareholder register of the Remedium, such other agreements and instruments, such certificates of public officials, officers of Remedium and other persons, and such other documents as I deemed necessary as a basis for the opinions hereinafter expressed.

As to certain factual matters, I have relied on the representations made in the Agreement, the Lock-Up Agreement, and on certificates of officers of Remedium. Where I have been advised by Remedium or the other parties to the Agreement and the Lock-Up Agreement as to factual matters, I have not undertaken to determine independently, and I do not assume any responsibility for the accuracy or completeness of such factual assertions; rather, I have relied conclusively upon the accuracy of such advice in rendering this opinion. As used herein, phrases “to our knowledge,” “known to us” or any other similar phrases mean my conscious awareness of facts or other information by lawyers currently employed by Susiluoto Oy who have worked on matters on behalf of the Company For the purpose of rendering this opinion, I have made such additional legal and factual inquiries as I deemed necessary under the circumstances.

In such examination, I have assumed, and have not independently verified, the genuineness of all signatures on all documents, the legal capacity for all purposes relevant hereto of all natural persons, the correctness, completeness and accuracy of all facts sets forth in all representations, warranties and certificates referred to or identified in this opinion, conformity to original documents of all documents submitted to me as certified or photostatic copies, the authenticity of all documents submitted to me as original documents, the authenticity of the originals of all such documents submitted to me as certified or photostatic copies or by facsimile or by email, and that there are no documents, agreements or understandings to which the Company, on one hand, and

Remedium or any of the Shareholders, on the other hand, other than the Agreement and the Lock-Up Agreement, which would have an effect on the opinions set forth below.

This opinion is limited in all respects to the laws of the Republic of Finland, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Further, all opinions expressed herein are subject to such exceptions, if any, as are disclosed in the Schedules to the Agreement.

Based upon the foregoing, I am of the opinion that:

1. Based solely on a recently dated trade register extract for the Remedium I have received from Trade Register/National Board of Patents and Registration of Finland, Remedium is a private corporation duly incorporated, validly existing and in good standing under the laws of Finland.

2. The authorized capital stock of Remedium consists of              shares of common stock “Common Stock”), of which there are              shares issued and outstanding and of record as of the date hereof (the “Shares”).

3. The Shareholders are the holders of record of the Shares. To the best of my knowledge, the Shares have been validly issued, fully paid and nonassessable.

4. The execution, delivery and performance of the Agreement and the Lock-Up Agreement has been duly and validly authorized and approved by all requisite action on the part of Remedium and eachShareholder, and Remedium and each Shareholder has all requisite power and authority to do and perform all acts and things required to be done by Remedium or such Shareholder, as the case may be, under the Agreement and the Lock-Up Agreement.

5. The Agreement and the Lock-Up Agreement have been duly executed and delivered by the Shareholders and constitutes the legal, valid and binding obligation of each Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

The foregoing opinions are subject to the following qualifications (in addition to the qualifications, exceptions, limitations and assumptions specified above):

A. My opinions as they relate to the legality, validity, binding effect and/or enforceability of the Agreement and the Lock-Up Agreement are subject to the qualification that the availability of the remedies of specific performance or injunctive relief, or any other equitable remedy, is subject to the discretion of the court before which a proceeding therefor may be brought, equitable defenses and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and other similar doctrines affecting the enforcement of agreements generally.

B. Except as expressly stated herein, no opinion is expressed or implied as to the truth, accuracy or completeness of any of the representations, warranties or other statements of Remedium, the Shareholders or any other Person contained in the Transaction Documents or in any exhibit, schedule or attachment thereto.

C. I express or imply no opinion as to what actions the parties to the Transaction Documents are required to or may take or fail to take on or after the date hereof which, if taken or not taken, would affect or impair the legality, validity, binding effect and/or enforceability of the Agreement or Transaction Documents or the rights and remedies of the parties thereunder.

D. My opinions as they relate to the legality, validity, binding effect and/or enforceability of the Agreement and the Lock-Up Agreement are subject to the limitations arising from court decisions involving statutes, public policy and/or principles of equity holding that (i) purported waivers of the benefits of statutory provisions or constitutional or common law rights and broadly or vaguely stated provisions waiving rights or waivers of unknown future rights or duties imposed by law are or may be void or unenforceable, (ii) under certain circumstances, provisions declaring that the failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy are invalid, (iii) provisions declaring that the documents may only be amended or waived in writing may be unenforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying one or more provisions of the Agreement or Transaction Documents, (iv) the enforcement of public policy is of a paramount public interest which may prohibit enforcement of certain contractual provisions; and (v) the indemnification and exculpation provisions of the Agreement and Transaction Documents may be unenforceable to the extent that the enforcement of such provisions is determined to be against public policy.

E. Since it is necessary for the Shareholders to elect their proper remedy in certain instances, no opinion is expressed or implied that any cumulative remedy provision contained in the Agreement or any of the Transaction Documents is valid or enforceable.

F. Certain rights, remedies, waivers and indemnities contained in the Agreement and/orthe Transaction Documents, in addition to those specifically enumerated above, may be limited or rendered ineffective by applicable Finnish laws or judicial decisions governing such provisions, but such laws and judicial decisions do not render the Agreement or the Lock-Up Agreement invalid as a whole, and there exist, in the Agreement and the Lock-Up Agreement or pursuant to applicable law, legally adequate remedies for a realization of the principle benefits intended to be provided by the Agreement and the Lock-Up Agreement.

G. In expressing the opinions set forth herein, I have relied, without investigation, upon the assumptions set forth below:

1. The Shareholders hold the requisite title and rights to the Shares;

2. There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and

3. All parties to the transactions contemplated by the Agreement will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents.

This letter is furnished for your sole benefit, and it is not to be quoted in whole or in part or otherwise referred to, nor it is to be filed with any governmental agency or any other person, and no person or entity other than you shall be entitled to rely upon this opinion without my express written consent. This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein.

Very truly yours,

Attorney-at-law, Helsinki, Finland

EXHIBIT D

FORM OF OPINION FOR WOLF BLOCK

            , 2006

To the Shareholders of

Remedium Oy

listed on Schedule 1

attached to this Opinion (the “Shareholders”)

Re:	Covalent Group, Inc.

Gentlemen:

We have acted as counsel to Covalent Group, Inc., a Delaware corporation (the “Company”), in connection with the purchase of all of the outstanding shares of capital stock (the “Shares”) of Remedium Oy, a corporation organized under the laws of Republic of Finland (“Remedium”) by the Company pursuant to the terms and conditions of the Combination Agreement by and among the Company and the Shareholders, dated as of             , 2006 (the “Agreement”). We have also acted as counsel to the Company in connection with preparation of the other documents (together with the Agreement, the “Transaction Documents”) related to the transaction contemplated by the Agreement (the “Transaction”). All capitalized terms used herein without definition shall have the meaning provided in the Agreement.

In this capacity, we have examined the Agreement and the other Transaction Documents and examined and relied on the originals or copies identified to our satisfaction of such corporate records of the Company, such other agreements and instruments, such certificates of public officials, officers of the Company and other persons, and such other documents as we deemed necessary as a basis for the opinions hereinafter expressed.

As to certain factual matters, we have relied on the representations made in the Agreement, and on certificates of officers of the Company. Where we have been advised by the Company or the other parties to the Agreement as to factual matters, we have not undertaken to determine independently, and we do not assume any responsibility for the accuracy or completeness of such factual assertions; rather, we have relied conclusively upon the accuracy of such advice in rendering this opinion. As used herein, phrases “to our knowledge,” “known to us” or any other similar phrases mean the conscious awareness of facts or other information by lawyers currently employed by our firm who have worked on matters on behalf of the Company during the preceding twenty-four (24) months. For the purpose of rendering this opinion, we have made such additional legal and factual inquiries as we deemed necessary under the circumstances.

In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on all documents, the legal capacity for all purposes relevant hereto of all natural persons, the correctness, completeness and accuracy of all facts sets forth in all representations, warranties and certificates referred to or identified in this opinion, conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of all documents submitted to us as original documents, the authenticity of the originals of all such documents submitted to us as certified or photostatic copies or by facsimile, and that there are no documents, agreements or understandings to which Remedium or any of the Shareholders is a party between or among such entities or individuals, on one hand, and the Company on the other hand, other than the Transaction Documents, which would have an effect on the opinions set forth below.

This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Further, all opinions expressed herein are subject to such exceptions, if any, as are disclosed in the Schedules to the Agreement.

Based upon the foregoing, we are of the opinion that:

1.	Based solely on a recently dated good standing certificate for the Company we have received from the Delaware Department of State, the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.	The authorized capital stock of the Company consists of shares of common stock, $.0001 par value per share (the “Common Stock”), and shares of (the “Preferred Stock”). To our knowledge, no shares of Preferred Stock are issued and outstanding as of the date hereof.

3.	The issuance of the shares of the Company’s Common Stock to the Shareholders in connection with the Transaction have been duly authorized by all necessary corporate action on behalf of the Company and, upon issuance in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock and will not have been issued in violation of any pre-emptive rights under the Delaware General Corporation Law or, to our knowledge, any contractual pre-emptive rights.

4.	The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party or by which it is bound, and the execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company.

5.	The Company has duly executed and delivered each Transaction Document to which it is a party or by which it is bound and each such Transaction Document constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

6.	The share certificates representing the shares of the Company’s Common Stock issued to the Shareholders at Closing are in proper form under all applicable provisions of the Delaware General Corporation Law.

The foregoing opinions are subject to the following qualifications (in addition to the qualifications, exceptions, limitations and assumptions specified above):

A. Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Agreement and Transaction Documents are subject to the qualification that the availability of the remedies of specific performance or injunctive relief, or any other equitable remedy, is subject to the discretion of the court before which a proceeding therefor may be brought, equitable defenses and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and other similar doctrines affecting the enforcement of agreements generally.

B. Except as expressly stated herein, no opinion is expressed or implied as to the truth, accuracy or completeness of any of the representations, warranties or other statements of the Company or any other Person contained in the Agreement or any of the Transaction Documents or in any exhibit, schedule or attachment thereto.

C. We express or imply no opinion as to what actions the parties to the Agreement or Transaction Documents are required to or may take or fail to take on or after the date hereof which, if taken or not taken, would affect or impair the legality, validity, binding effect and/or enforceability of the Agreement or Transaction Documents or the rights and remedies of the parties thereunder.

D. Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Agreement and Transaction Documents are subject to the limitations arising from state and federal court decisions involving statutes, public policy and/or principles of equity holding that (i) purported waivers of the benefits of statutory provisions or constitutional or common law rights and broadly or vaguely stated provisions waiving rights or waivers of unknown future rights or duties imposed by law are or may be void or unenforceable, (ii) under certain circumstances, provisions declaring that the failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy are invalid, (iii) provisions declaring that the documents may only be amended or waived in writing may be unenforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying one or more provisions of the Agreement or Transaction Documents, (iv) the enforcement of public policy is of a paramount public interest which may prohibit enforcement of certain contractual provisions; and (v) the indemnification and exculpation provisions of the Agreement and Transaction Documents may be unenforceable to the extent that the enforcement of such provisions is determined to be against public policy.

E. Certain rights, remedies, waivers and indemnities contained in the Agreement and/or Transaction Documents, in addition to those specifically enumerated above, may be limited or rendered ineffective by applicable Delaware laws or judicial decisions governing such provisions, but such laws and judicial decisions do not render the Agreement or Transaction Documents invalid as a whole, and there exist, in the Agreement and Transaction Documents or pursuant to applicable law, legally adequate remedies for a realization of the principle benefits intended to be provided by the Agreement and Transaction Documents.

F. In expressing the opinions set forth herein, we have relied, without investigation, upon the assumptions set forth below:

1.	The Shareholders hold the requisite title and rights to the Shares;

2.	There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and

3.	All parties to the transactions contemplated by the Agreement will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents.

This letter is furnished for your sole benefit, and it is not to be quoted in whole or in part or otherwise referred to, nor it is to be filed with any governmental agency or any other person, and no person or entity other than you shall be entitled to rely upon this opinion without our express written consent. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

Very truly yours,

SCHEDULE 1

NAMES OF SHAREHOLDERS

Kai Lindevall

Jan Lilja

Sven-Erik Nilsson

Vesa Manninen

Seppo Oksanen

Heikki Vapaatalo

Riitta Korpela

Agneta Lindevall